Conformed Copy


                        SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                    Form 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported):  April 30, 1996


                                 TBC Corporation
             (Exact name of registrant as specified in its charter)


   Delaware                       0-11579                31-0600670
   (State or other                (Commission             (IRS Employer
   jurisdiction of                File Number)          Identification
   incorporation)                                                No.)


   4770 Hickory Hill Road, Memphis, Tennessee                  38141
   (Address of principal executive offices)                  (Zip Code)


   Registrant's telephone number, including area code  (901) 363-8030


                                  Not Applicable
          (Former name or former address, if changed since last report)
















   Item 5.  Other Events.

          On May 2, 1996, TBC Corporation ("TBC") issued the following press release:




                                                         May 2, 1996
                                                         Ronald E. McCollough
                                                         Senior Vice President
                                                         TBC Corporation
                                                         (901) 363-8030


                                                         John E. Siipola
                                                         Chairman
                                                         Big O Tires, Inc.
                                                         (303) 790-2800


          TBC SIGNS DEFINITIVE MERGER AGREEMENT TO ACQUIRE BIG O TIRES

   MEMPHIS, Tennessee (May 2, 1996) - TBC Corporation (Nasdaq/NM:TBCC) and Big O Tires, Inc. (Nasdaq/NM:BIGO) jointly announced today that they have signed a definitive merger agreement relating to TBC's proposed acquisition of all of the outstanding shares of Big O. Under the terms of the merger agreement, Big O stockholders will receive a cash price of $16.50 a share, subject to a possible reduction based on a final tabulation of transaction costs and other expenses, which is not expected to result in a material adjustment. The transaction, which has been approved by the Board of Directors of each company, remains subject to certain regulatory approvals and the approval of the stockholders of Big
   O. Closing of the merger is expected to occur within approximately 60 days.

   TBC Corporation is a marketer and distributor of products for the automotive replacement market.

   Big O Tires, Inc. is a franchisor of independent retail tire and auto service stores.








   Item 7.     Financial Statements and Exhibits.

     (c)  Exhibits.

          See Exhibit Index.



                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    TBC CORPORATION
                                    (Registrant)



   May 17, 1996               By:/s/Ronald E. McCollough
   (Date)                        Ronald E. McCollough,
                                 Senior Vice President, Operations
                                 and Treasurer









                                  EXHIBIT INDEX

   Exhibit No. and Description:

   (2) Plan of acquisition, reorganization, arrangement, liquidation or succession.

          2.1 Agreement and Plan of Merger, dated as of April 30, 1996, by and among TBC Corporation, TBCO Acquisition, Inc., and Big O Tires, Inc.

                    As permitted by Item 601(b)(2) of Regulation S-K, the Disclosure Certificate delivered by Big O Tires, Inc. to TBC Corporation and TBCO Acquisition, Inc. contemporaneously with the execution of the above Agreement and Plan of Merger is not being filed. A description of the contents of the Disclosure Certificate is set forth on page (v) of the Agreement and Plan of Merger. TBC Corporation agrees to furnish a copy of the Disclosure Certificate to the Commission upon request.















                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                TBC CORPORATION,

                            TBCO ACQUISITION, INC.,

                                       and

                                BIG O TIRES, INC.



                           Dated as of April 30, 1996




                                TABLE OF CONTENTS


   ARTICLE I - THE MERGER  . . . . . . . . . . . . . . . . . . . .   2
     1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . .   2
     1.2  Effects of the Merger. . . . . . . . . . . . . . . . . .   2
     1.3  Consummation of the Merger . . . . . . . . . . . . . . .   2
     1.4  Articles; Bylaws; Directors and Officers; Name . . . . .   2
     1.5  Conversion of Shares . . . . . . . . . . . . . . . . . .   3
     1.6  Stock Options. . . . . . . . . . . . . . . . . . . . . .   4
     1.7  Adjustment of the Merger Consideration . . . . . . . . .   4
     1.8  Exchange of Certificates . . . . . . . . . . . . . . . .   5
     1.9  Taking of Necessary Action; Further Action . . . . . . .   6
     1.10 Certain Definitions. . . . . . . . . . . . . . . . . . .   6

   ARTICLE II - REPRESENTATIONS AND WARRANTIES OF PARENT AND
                THE PURCHASER  . . . . . . . . . . . . . . . . . .   8
     2.1  Organization and Qualification . . . . . . . . . . . . .   8
     2.2  Capitalization . . . . . . . . . . . . . . . . . . . . .   9
     2.3  Authorization; Binding Agreement . . . . . . . . . . . .   9
     2.4  Compliance . . . . . . . . . . . . . . . . . . . . . . .   9
     2.5  Brokers and Finders. . . . . . . . . . . . . . . . . . .  10
     2.6  Proxy Statement. . . . . . . . . . . . . . . . . . . . .  10

   ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY . .  11
     3.1  Subsidiaries, Joint Ventures, Organization and
          Qualification. . . . . . . . . . . . . . . . . . . . . .  11
     3.2  Capitalization . . . . . . . . . . . . . . . . . . . . .  12
     3.3  Authorization; Binding Agreement . . . . . . . . . . . .  13
     3.4  Compliance . . . . . . . . . . . . . . . . . . . . . . .  14
     3.5  Commission Filings . . . . . . . . . . . . . . . . . . .  15
     3.6  Changes. . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.7  Approval by Board of Directors
          and Investment Committee . . . . . . . . . . . . . . . .  17
     3.8  Prior Transaction Costs. . . . . . . . . . . . . . . . .  17
     3.9  Litigation . . . . . . . . . . . . . . . . . . . . . . .  17
     3.10 Material Contracts . . . . . . . . . . . . . . . . . . .  17
     3.11 Proprietary Rights . . . . . . . . . . . . . . . . . . .  19
     3.12 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.13 Employee Benefit Plans . . . . . . . . . . . . . . . . .  22
     3.14 Proxy Statement. . . . . . . . . . . . . . . . . . . . .  24
     3.15 Compliance with Laws and Orders. . . . . . . . . . . . .  25
     3.16 Labor Matters. . . . . . . . . . . . . . . . . . . . . .  26
     3.17 Undisclosed Liabilities. . . . . . . . . . . . . . . . .  26
     3.18 Title to Properties; Absence of Liens, Etc.  . . . . . .  26
     3.19 Receivables; Inventory . . . . . . . . . . . . . . . . .  27
     3.20 Insurance. . . . . . . . . . . . . . . . . . . . . . . .  27
     3.21 Environmental Matters. . . . . . . . . . . . . . . . . .  28
     3.22 Disclosure . . . . . . . . . . . . . . . . . . . . . . .  29

   ARTICLE IV - CONDUCT OF BUSINESS PENDING THE MERGER . . . . . .  29



























   ARTICLE V - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . .  31
     5.1  Proxy Statement. . . . . . . . . . . . . . . . . . . . .  31
     5.2  Meeting of Stockholders of the Company . . . . . . . . .  32
     5.3  Cancellation of Stock Options and Stock
          Appreciation Rights; Certain Employee Terminations . . .  33
     5.4  Fees and Expenses. . . . . . . . . . . . . . . . . . . .  33
     5.5  Further Assurances . . . . . . . . . . . . . . . . . . .  35
     5.6  No Solicitation. . . . . . . . . . . . . . . . . . . . .  36
     5.7  Notification of Certain Matters. . . . . . . . . . . . .  36
     5.8  Access to Information. . . . . . . . . . . . . . . . . .  37
     5.9  Directors' Indemnification . . . . . . . . . . . . . . .  37

   ARTICLE VI - CONDITIONS . . . . . . . . . . . . . . . . . . . .  38
     6.1  Conditions to Obligation of Each Party to
          Effect the Merger. . . . . . . . . . . . . . . . . . . .  38
     6.2  Additional Conditions to the Obligation of
          the Parent and Purchaser to Effect the Merger. . . . . .  39
     6.3  Additional Condition to the Obligation of
          the Company to Effect the Merger . . . . . . . . . . . .  42

   ARTICLE VII - CLOSING . . . . . . . . . . . . . . . . . . . . .  42
     7.1  Time and Place . . . . . . . . . . . . . . . . . . . . .  42
     7.2  Deliveries at the Closing. . . . . . . . . . . . . . . .  42

   ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER. . . . . . . .  43
     8.1  Termination. . . . . . . . . . . . . . . . . . . . . . .  43
     8.2  Effect of Termination. . . . . . . . . . . . . . . . . .  44
     8.3  Amendment. . . . . . . . . . . . . . . . . . . . . . . .  45
     8.4  Waiver . . . . . . . . . . . . . . . . . . . . . . . . .  45

   ARTICLE IX - GENERAL PROVISIONS . . . . . . . . . . . . . . . .  45
     9.1  Public Statements. . . . . . . . . . . . . . . . . . . .  45
     9.2  Notices. . . . . . . . . . . . . . . . . . . . . . . . .  45
     9.3  Interpretation . . . . . . . . . . . . . . . . . . . . .  47
     9.4  Representations and Warranties . . . . . . . . . . . . .  47
     9.5  Headings . . . . . . . . . . . . . . . . . . . . . . . .  47
     9.6  Successors and Assigns . . . . . . . . . . . . . . . . .  47
     9.7  Counterparts . . . . . . . . . . . . . . . . . . . . . .  47
     9.8  Miscellaneous. . . . . . . . . . . . . . . . . . . . . .  47


   EXHIBIT A -   Form of Indemnification Agreement

   EXHIBIT B -   Form of Opinion of Lionel Sawyer & Collins/Hopper and Kanouff
































                             INDEX TO DEFINED TERMS


   Defined Term                                             Defined in Section

   Acquisition Proposal                                             5.6(a)
   Agreement                                                    Introduction
   Another Person                                                   5.4(b)
   Articles of Merger                                               1.3

   BOTI                                                             1.10(a)

   Certificates                                                     1.8(a)
   Closing                                                          1.3
   Closing Date                                                     7.1
   Code                                                             3.12(e)
   Commission                                                       1.10(a)
   Company                                                      Introduction
   Constituent Entities                                             1.1
   Corporation Law                                                  Recitals
   Current Financial Statements                                     3.5
   Current Transactions                                             1.10(b)
   Current Transaction Costs                                        1.10(f)

   Disclosure Certificate                                           1.10(h)
   Dissenting Shares                                                1.5(d)

   Effective Time                                                   1.3
   Employee Benefit Plans                                           3.13(a)
   Environmental Law                                                3.21(a)
   ERISA                                                            3.13(a)
   ERISA Affiliate                                                  3.13(j)
   Exchange Act                                                     2.4
   Exchange Agent                                                   1.8(a)

   Fairness Opinion                                                 6.1(e)
   Franchise Laws                                                   3.15(b)

   Hart-Scott-Rodino Act                                            1.10(f)
   Hazardous Substance                                              3.21(b)

   Interested Parties                                               1.10(c)
   IRS                                                              3.13(e)
   Investment Committee                                             Recitals

   Joint Venture                                                    3.1(a)

   Letter of Intent                                                 5.4(d)






























   Mailing Date                                               1.7(a)
   Material Adverse Effect                                    3.1(b)
   Material Contracts                                         3.10(b)
   Merger                                                     Recitals
   Merger Consideration                                       1.5(a)
   Merger Law                                                 Recitals
   Multiemployer Plan                                         3.13(b)

   Options                                                    1.6
   Option Plans                                               1.6
   Option Settlement Amount                                   1.6

   Parent                                                  Introduction
   Payments                                                   1.10(d)
   Pension Pan                                                3.13(a)
   Post-September 30 Transaction Expenses                     1.10(g)
   Prior Merger Agreement                                     1.10(a)
   Prior Transactions                                         1.10(a)
   Prior Transaction Costs                                    1.10(e)
   Proprietary Rights                                         3.11
   Proxy Statement                                            5.1(a)
   Purchaser                                               Introduction

   Real Property                                              3.18(a)
   Representatives                                            5.8
   Rights                                                     3.2(e)
   Rights of Purchase                                         3.2(e)

   SAR Agreements                                             3.2(c)
   SEC Filings                                                3.5
   Shares                                                     1.5(a)
   Special Meeting                                            5.2
   Stock Appreciation Rights                                  3.2(c)
   Subsidiary                                                 3.1(a)
   Surviving Corporation                                      1.1

   Taxes                                                      3.12(h)

   Welfare Plan                                               3.13(a)





































                             DISCLOSURE CERTIFICATE
                                    CONTENTS

   Description                                               Section Reference

   Subsidiaries, Organization,
   and Qualification                                                3.1

   Capitalization                                                   3.2

   Compliance                                                       3.4

   Changes                                                          3.6

   Approval                                                         3.7

   Prior Transaction Costs                                          3.8

   Litigation                                                       3.9

   Material Contracts                                               3.10

   Proprietary Rights                                               3.11

   Taxes                                                            3.12

   Employee Benefit Plans                                           3.13

   Compliance with Laws and Orders                                  3.15

   Labor Matters                                                    3.16

   Properties                                                       3.18

   Insurance                                                        3.20

   Environmental Matters                                            3.21










































                          AGREEMENT AND PLAN OF MERGER


             THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 30, 1996, is among TBC Corporation, a Delaware corporation with principal executive offices at 4770 Hickory Hill Road, Memphis, Tennessee 38141 ("Parent"), TBCO Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, with principal executive offices at 4770 Hickory Hill Road, Memphis, Tennessee 38141 (the "Purchaser"), and BIG O Tires, Inc., a Nevada corporation with principal executive offices at 11755 East Peakview Avenue, Englewood, Colorado 80111 (the "Company").

                                    RECITALS

        A. The respective Boards of Directors of the Purchaser, Parent and the Company have approved Parent's acquisition of the Company pursuant to the terms of this Agreement.

        B. A special committee appointed by the Board of Directors of the Company and consisting of four directors who are not employed by the Company (the "Investment Committee") has recommended that the Board of Directors of the Company approve the merger of the Purchaser into the Company, in accordance with the General Corporation Law of the State of Nevada (the "Corporation Law") and the Merger and Exchanges of Interest Law of the State of Nevada (the "Merger Law"), upon the terms and subject to the conditions set forth herein (the "Merger"), and has determined that the Merger is in the best interests of and fair to the stockholders of the Company.

        C. The respective Boards of Directors of the Purchaser, Parent and the Company have duly approved the Merger, and the Board of Directors of the Company has resolved to recommend the Merger to the Company's stockholders.


                                    AGREEMENT

             This Agreement constitutes the Plan of Merger referred to in
   Section 92A.100 of the Merger Law.

             In consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, the Purchaser and the Company hereby agree as follows:








                                    ARTICLE I

                                   THE MERGER

             1.1  The Merger.  At the Effective Time (as defined in Section
   1.3 hereof), in accordance with this Agreement, the Corporation Law, and the Merger Law, the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation is a corporation organized under the laws of the State of Nevada whose address is 11755 East Peakview Avenue, Englewood, Colorado 80111. The Company and the Purchaser are sometimes referred to herein as the "Constituent Entities."

             1.2 Effects of the Merger. The Merger shall have the effects set forth in the Merger Law. As of the Effective Time, the Company shall be a wholly owned subsidiary of Parent.

             1.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Nevada articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the Corporation Law and the Merger Law (the "Articles of Merger") and take all such further actions as may be required by law to make the Merger effective. The Merger shall occur immediately upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada (the date and time of such filing being referred to herein as the "Effective Time"). As contemplated by Section 92A.200 of the Merger Law, the Articles of Merger shall refer to this Agreement for the procedure set forth in Section 1.8 below regarding the exchange of certificates representing the Company's Common Stock. The closing of the Merger and the transactions contemplated by this Agreement (the "Closing") shall take place as specified in Article VII.

             1.4 Articles; Bylaws; Directors and Officers; Name. At the Effective Time, (a) the Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation shall be amended and restated accordingly, and a statement to this effect shall be included in the Articles of Merger; (b) the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until
































   thereafter amended as provided by law; (c) the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until their successors are elected; (d) the officers of the Purchaser shall be the initial officers of the Surviving Corporation, in each case, until their successors are elected and qualified; and (e) the corporate name of the Company immediately prior to the Effective Time shall be the name of the Surviving Corporation.

               1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Surviving Corporation or the holders of any of the following securities:

                  (a) Each share of the Company's Common Stock, par value $0.10 per share (the "Shares"), which is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as defined below in Section 1.5(d)), if any, and (ii) Shares held by, or which are under contract to be acquired by Parent or the Purchaser) shall be cancelled and extinguished and be converted into and become a right to receive from Parent a cash payment of $16.50 per Share, without interest (which payment shall include $0.01 per share for the redemption of the Rights, as defined in Section 3.2(e) hereof). Such per share cash payment, which is hereinafter referred to as the "Merger Consideration," shall be subject to reduction as provided in Section 1.7 hereof.

                  (b) Each Share which is issued and owned by the Company or by any Subsidiary (as defined in Section 3.1(a) hereof) immediately prior to the Effective Time shall be cancelled, and no payment shall be made with respect thereto.

                  (c) Each share of Common Stock, par value $0.01 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $0.10 per share, of the Surviving Corporation.

                  (d) Notwithstanding anything to the contrary in this Agreement, if appraisal rights are available to holders of the Shares pursuant to Sections 92A.300-92A.500 of the Merger Law, each outstanding Share, the holder of which has demanded and perfected his rights for appraisal of such Shares in accordance with all of the requirements of the Merger Law and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting Shares"), shall not be converted into the Merger Consideration, but shall be deposited with the Surviving


















   Corporation (which is the "subject corporation" under Section 92A.440 of the Merger Law) and the holders of any Dissenting Shares shall be entitled only to such rights as are granted by the Merger Law.

             1.6 Stock Options. The Company shall have entered into binding agreements with the holders of all options to purchase Shares (collectively, the "Options") which have been granted and are then outstanding under any stock option plan or other option arrangement of the Company (collectively, the "Option Plans"), pursuant to which agreements the holders of such Options agree that the Options shall be cancelled immediately prior to the Effective Time and settled by cash payment to the holders to be mailed within three business days after the Effective Time. The cash payment to the holder of each cancelled Option shall be an amount equal to the excess, if any, of the Merger Consideration (which shall be subject to reduction as provided in Section 1.7) over the per Share exercise price of such Option, multiplied by the number of Shares for which such Option was granted, regardless of whether such Option is then exercisable (the "Option Settlement Amount"), less all deductions required by the respective Option Plan and any income tax withholding required in connection therewith; provided, however, that if the terms of any Option Plan or any Option allow such Option to be cancelled for an amount less than the Option Settlement Amount, then the Company shall cancel such Option for a cash payment of such lesser amount.

             1.7 Adjustment of the Merger Consideration. (a) In the event that the Company's Post-September 30 Transaction Expenses (as defined in 1.10(g) below) exceed $1,900,000, the Merger Consideration shall be reduced by an amount equal to the amount of such excess divided by the sum of the number of issued and outstanding Shares on the date of this Agreement and the number of Shares subject to Options outstanding on the date of this Agreement. Any reduction of the Merger Consideration pursuant to this Section 1.7 shall be calculated not later than three business days prior to the date the Company's definitive Proxy Statement (as defined in Section 5.1(a) hereof) is first mailed to its stockholders (the "Mailing Date"), and no further reductions pursuant to this Section
   1.7 shall thereafter be made.

                  (b) To enable the parties to determine whether any reduction of the Merger Consideration is to be made pursuant to this
   Section 1.7, the Company shall, no later than four business days prior to the Mailing Date, furnish to Parent and Purchaser a true and complete list of all Post-September 30 Transaction Expenses known to the Company as of such date, together with (i) all information then available to the Company with respect to any other Post-September 30 Transaction Expenses








   which the company may incur or for which any Interested Party (as defined in Section 1.10(c) hereof) has indicated an intention to present a claim, and (ii) letters or other correspondence from each Interested Party to whom any known Post-September 30 Transaction Expenses were paid or are payable, which letters or other correspondence shall confirm the amount thereof and that the Company has no other liability or obligation to such Interested Party except as the Parent and Purchaser shall have consented to in writing.

             1.8 Exchange of Certificates. (a) From and after the Effective Time, a bank or trust company to be designated by the Purchaser and approved by the Investment Committee (the "Exchange Agent") shall act as exchange agent in effecting the exchange of the Merger Consideration for certificates representing Shares entitled to payment pursuant to
   Section 1.5 (the "Certificates"). As part of the closing of the Merger, the Purchaser shall deposit with the Exchange Agent an amount necessary to enable the Exchange Agent to exchange the Merger Consideration for all Shares to be converted into Merger Consideration.

                  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Shares as of the Effective Time a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in surrendering Certificates and receiving the Merger Consideration therefor. Upon the surrender of each Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate, and such Certificate shall be cancelled. Until so surrendered and exchanged, each Certificate shall represent solely the right to receive an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate. No interest shall be paid or accrued on the Merger Consideration upon the surrender of the Certificates. If any Merger Consideration is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Merger Consideration to a person other than that of the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax

















   has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

                  (c) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender the Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general unsecured creditors of the Surviving Corporation.

                  (d) After the Effective Time, there shall be no transfers of any Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, as provided in this Article I.

             1.9 Taking of Necessary Action; Further Action. The Purchaser and the Company shall each take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to and of all assets, property, rights, privileges, powers, and franchises of either of the Constituent Entities, the officers and directors of such corporations are fully authorized in the name of their respective corporation or otherwise to take, and shall take, all such lawful and necessary action.

             1.10 Certain Definitions.  As used in this Agreement:

                  (a) "Prior Transactions" shall mean and include any proposals made by any stockholder of the Company since 1992; the transactions contemplated by the Agreement and Plan of Merger, dated July 24, 1995, as amended (the "Prior Merger Agreement"), among the Company and BOTI Acquisition Corp. and BOTI Holdings, Inc. (collectively, "BOTI"); the financing commitments sought or obtained by any person or entity in connection with the transactions contemplated by the Prior Merger Agreement; and any other matters or events described under the heading "Background and Reasons for the Merger" in the Company's








   preliminary proxy statement filed with the Securities and Exchange Commission (the "Commission") on Febuary 21, 1996, in connection with the transactions contemplated by the Prior Merger Agreement.

                  (b) "Current Transactions" shall mean and include the discussions between the Company and Parent occurring after December 11, 1995; the negotiation and execution of the letter of intent between Parent and the Company, dated March 13, 1996; the negotiation and execution of this Agreement; and the consummation of the transactions contemplated hereby.

                  (c) "Interested Parties" shall mean and include each and every broker, finder, investment banking firm, accounting firm, valuation company, law firm, other consultant or adviser, bank or financial institution, printer or other person or entity involved in, or providing services to the Company or any other person or entity in connection with, any Prior Transaction or Current Transaction. Interested Parties shall include, without limitation, BOTI, Big O Tire Dealers of America, and each and every director, officer, stockholder, or partner of any of them.

                  (d) "Payments" shall mean and include all amounts paid or payable for or in connection with services rendered to the Company or any Interested Party and shall include, without limitation, fees, commissions, costs, expenses, and "topping," "breakup," or "bust-up" fees or similar payments or compensation.

                  (e) "Prior Transaction Costs" shall mean and include all Payments which the Company has made or is obligated to make to any Interested Party in connection with or arising out of any Prior Transaction or for which the Company has reimbursed or agreed to reimburse any Interested Party in connection with or arising out of any Prior Transaction.

                  (f) "Current Transaction Costs" shall mean and include all Payments which the Company has made or is obligated to make to any Interested Party in connection with or arising out of any Current Transaction or for which the Company has reimbursed or agreed to reimburse any Interested Party in connection with or arising out of any Current Transaction, other than filing fees (if any) of the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "Hart-Scott-Rodino Act") and the costs of the accountant's letter described in Section 6.2(n) of this Agreement.











                  (g) "Post-September 30 Transaction Expenses" shall mean the sum of (i) all Prior Transaction Costs which were not reflected in the Company's financial statements appearing in its Report on Form 10-Q for the quarter ended September 30, 1995 or had not been reflected in the Company's financial statements for periods ended prior to September 30, 1995; (ii) all Current Transaction Costs; and (iii) all amounts paid or payable by the Company or any Subsidiary to Messrs. Siipola or Mehlfeldt with respect to the cancellation and settlement of their SAR Agreements (as defined in Section 3.2(c) hereof) and with respect to any severance or other obligation owing to them as a result of their employment by the Company or any Subsidiary or the termination of that employment as contemplated by Section 5.3(d), other than amounts paid in cancellation and settlement of outstanding Options.

                  (h) "Disclosure Certificate" shall mean the certificate of the Company of even date herewith which is being delivered simultaneously with the execution and delivery of this Agreement. The Disclosure Certificate sets forth data relevant to the Merger, in each case identified by the Section of this Agreement to which the same pertains. The Disclosure Certificate is signed on behalf of the Company, and individually, by John E. Siipola, Horst K. Mehlfeldt and Steven P. Cloward, who are all of the members of the Office of Chief Executive Officer of the Company, and by John B. Adams, Chief Financial Officer of the Company, provided that each such officer shall have no liability to Parent and Purchaser after the Closing except as provided in Section 6.2(m) hereof. The Disclosure Certificate constitutes a part of this Agreement.


                                   ARTICLE II

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

             Each of Parent and the Purchaser represents and warrants to the Company as follows (i) as of the date of this Agreement and (ii) as of the time of the Closing (as defined in Section 7.1) with the same force and effect as if such representations and warranties were made at and as of the time of the Closing:

             2.1 Organization and Qualification. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and the Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where









   the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on Parent or the Purchaser. Each of Parent and the Purchaser has delivered to the Company complete and correct copies of their respective Certificate or Articles of Incorporation and Bylaws, as in effect on the date hereof.

             2.2 Capitalization. The authorized capital stock of the Purchaser consists of 250,000 shares of Common Stock, par value $0.10 per share, 100 shares of which are issued and outstanding. All issued and outstanding shares of Purchaser's Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned by Parent.

             2.3 Authorization; Binding Agreement. Each of Parent and the Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action of their respective Boards of Directors and stockholders, and no other corporate proceeding on the part of Parent or the Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and constitutes a legal, valid and binding obligation of Parent and the Purchaser, enforceable against each of them in accordance with its terms.

             2.4 Compliance. Neither the execution and delivery of this Agreement by Parent or the Purchaser nor the consummation of the transactions contemplated hereby nor compliance by Parent or the Purchaser with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or the Purchaser under, any of the terms, conditions or provisions of (x) the Certificate or Articles of Incorporation or Bylaws of Parent or the Purchaser, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or the Purchaser is a party or to which it, or any of its properties or assets,









   may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the last sentence of this paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or the Purchaser or any of their respective properties or assets, except in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the financial condition, business or operations of Parent and the Purchaser and their subsidiaries taken as a whole, or which are cured, waived or terminated prior to the Effective Time. Other than in connection with or in compliance with the provisions of the Corporation Law, the Merger Law, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the "takeover" or "blue sky" laws of various states, and the Hart-Scott-Rodino Act, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Parent or the Purchaser of the transactions contemplated by this Agreement.

             2.5 Brokers and Finders. Neither Parent nor the Purchaser has engaged any broker, finder or other intermediary which engagement would require the payment of any brokerage, finder's or other similar fees or commissions by Parent or the Purchaser in connection with this Agreement or the transactions contemplated hereby.

             2.6 Proxy Statement. None of the information supplied or to be supplied in writing by Parent or Purchaser for inclusion or included or incorporated by reference in (a) the Proxy Statement (as defined in Section 5.1(a) hereof), including any amendment or supplement thereto, or
   (b) any other documents to be filed with the Commission or any other governmental agency in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and at the time of the Special Meeting (as defined in Section 5.2) or at the time of mailing of the Proxy Statement to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading.












                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

             The Company represents and warrants to Parent and Purchaser as follows (i) as of the date of this Agreement and (ii) as of the time of the Closing with the same force and effect as if such representations and warranties were made at and as of the time of the Closing:

             3.1 Subsidiaries, Joint Ventures, Organization, and Qualification. (a) Set forth in the Disclosure Certificate is the name, jurisdiction of organization, and percentage of ownership by the Company, of (i) each corporation (a "Subsidiary") of which the Company owns, directly or indirectly, 50% or more of the capital stock or other equity interests therein, the holders of which are generally entitled to vote for the election of directors or other governing body thereof; and (ii) each joint venture or other partnership in which the Company or any Subsidiary holds, directly or indirectly, an equity interest (a "Joint Venture"). Except as set forth in the Disclosure Certificate, the Company does not, directly or indirectly, have any investment in or own any securities of any corporation, business, enterprise, joint venture, partnership, entity, or organization other than (i) its interests in the Subsidiaries and the Joint Ventures listed in the Disclosure Certificate, or (ii) certificates of deposit, commercial paper, or similar instruments.

                  (b) Each of the Company, the Subsidiaries, and the Joint Ventures is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company, the Subsidiaries, and the Joint Ventures is duly qualified as a foreign corporation or partnership to do business, and is in good standing, in the respective jurisdictions listed for each in the Disclosure Certificate, which jurisdiction are the only jurisdictions where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, operation or prospects of the Company, the Subsidiaries, and the interests of the Company and the Subsidiaries in the Joint Ventures, all taken as a whole ("Material Adverse Effect").









                  (c) The Company has heretofore made available, and will upon request deliver, to Parent true and complete copies of the Certificate or Articles of Incorporation and Bylaws of the Company and of each Subsidiary, all as currently in effect. The respective minute books of the Company and each of the Subsidiaries have been made available to Parent by the Company. Such minute books contain accurate and complete records of all meetings and other corporate actions of the respective stockholders and directors (and committees thereof). The respective stock books maintained by the Company and each of the Subsidiaries are complete and accurately disclose all issuances and transfers of stock of the Company and each of the Subsidiaries.

             3.2 Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.10 per share. As of the date of this Agreement, (i) 3,317,916 Shares were issued and outstanding; (ii) 31,261 Shares were held in the treasuries of the Company and the Subsidiaries; and (iii) 216,232 Shares are issuable upon the exercise of outstanding Options heretofore granted under the Option Plans. All of the issued and outstanding Shares were validly issued and are fully paid, nonassessable, and free of preemptive rights. Since June 30, 1995, the Company has not issued (i) any shares of Common Stock, except pursuant to the exercise of Options, or (ii) any Options.

                  (b) Set forth on the Disclosure Certificate is a complete list of all holders of Options, the number of Options held by each holder, the Option Plan under which such Options were granted, the number of Shares subject thereto, per share exercise prices, and the dates of grant and expiration. True and complete copies of all Option Plans and any other agreements or instruments defining the rights of holders of Options have been made available, and will upon request be delivered, to Parent.

                  (c) Set forth on the Disclosure Certificate is a complete list of all outstanding agreements or commitments of the Company or any Subsidiary ("SAR Agreements") which entitle the holders thereof to receive payments based upon the amount of appreciation occurring in the value of the Shares or any other Subsidiary (collectively, "Stock Appreciation Rights"), together with the names of the holders thereof, the number of Stock Appreciation Rights held by each holder, the SAR Agreement under which such Stock Appreciation Rights were granted, the number of Shares subject thereto, the base value per share established under each SAR Agreement, and the dates of grant and expiration. True and complete copies of all SAR Agreements and any other agreements or instruments defining the rights of holders of any Stock Appreciation Rights have been made available, and will upon











   request be delivered, to Parent. All of the SAR Agreements provide that any appreciation in value payable to the holders thereof will be paid in cash, not in Shares or other equity securities of the Company, and neither the Company nor any Subsidiary is a party to any agreement which entitles any party to receive amounts payable thereunder in Shares or other equity securities of the Company or any Subsidiary.

                  (d) Except as set forth in the Disclosure Certificate, all issued and outstanding shares of capital stock of each of the Subsidiaries and the interests of the Company and the Subsidiaries in the Joint Ventures are owned by the Company or another wholly owned Subsidiary free and clear of all liens, charges, encumbrances, claims and options of any nature.

                  (e) Except for rights outstanding pursuant to the Rights Agreement dated as of August 26, 1994, between the Company and Interwest Transfer Co., Inc. as Rights Agent (the "Rights"), and except as set forth in the Disclosure Certificate, there are no, and at the Effective Time there will be no, (i) Shares or other equity securities of the Company outstanding other than the Shares referred to in Section 3.2(a) and any Shares issued pursuant to the Options described in Section 3.2(b), and no outstanding options, warrants, rights to subscribe (including any preemptive rights), calls or commitments of any character whatsoever to which the Company, any of its Subsidiaries, or any of the Joint Ventures is a party or may be bound requiring the issuance or sale of Shares, other equity securities of the Company or any of the Subsidiaries, ownership interests in any of the Joint Ventures, or securities or rights convertible into or exchangeable for such shares, other equity securities, or ownership interests (collectively, "Rights of Purchase"); and (ii) contracts, commitments, understandings or arrangements by which the Company, any of the Subsidiaries, or any of the Joint Ventures is or may become bound (x) to issue, sell or transfer any Right of Purchase or (y) which restrict the transfer of or otherwise encumber any Shares, other than restrictions pursuant to securities laws and restrictions in regard to 37,698 restricted Shares issued pursuant to the Company's Long Term Incentive Plan.

             3.3 Authorization; Binding Agreement. The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to stockholder approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and except for the approval of the Merger by the Company's stockholders in accordance with the














   Corporation Law and the Merger Law, no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has taken all action necessary to cause the provisions of Sections 78.411 to 78.444 of the Corporation Law to be inapplicable to the Parent's acquisition of the Shares pursuant to the Merger or any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

             3.4 Compliance. Except as set forth in the Disclosure Certificate, neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of the Subsidiaries or Joint Ventures under, any of the terms, conditions or provisions of (x) the Certificate or Articles of Incorporation or Bylaws of the Company or any Subsidiary, or
   (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, any Subsidiary, or any Joint Venture is a party or to which they or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the last sentence of this paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute or law, rule or regulation applicable to the Company, the Subsidiaries, or the Joint Ventures, or any of their respective properties or assets, except in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, in the aggregate, would not have a Material Adverse Effect. Other than in connection with or in compliance with the provisions of the Corporation Law, the Merger Law, the Exchange Act, the "takeover" or "blue sky" laws of the various states, and the Hart-Scott-Rodino Act, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.


















             3.5 Commission Filings. Since January 1, 1993, the Company has filed all reports, registrations and statements, including amendments thereto, that the Company was required to file with the Commission. The Company has made available to the Parent and Purchaser the Company's (i) Annual Reports on Form 10-K for the years ended December 31, 1993, December 31, 1994, and December 31, 1995, as filed with the Commission,
   (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1995, (iii) proxy statements relating to all of the Company's meetings of stockholders (whether annual or special) since January 1, 1994, (iv) all other reports or registration statements filed by the Company with the Commission since January 1, 1995, and (v) all amendments and supplements to the foregoing (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all rules and regulations promulgated by the Commission and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the Subsidiaries included or incorporated by reference in the SEC Filings, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated assets, liabilities and financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended. The audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 are hereinafter referred to as the "Current Financial Statements."

             3.6 Changes. Except as expressly contemplated by this Agreement or as disclosed in the Disclosure Certificate, since December 31, 1995 the Company, the Subsidiaries, and the Joint Ventures have carried on their respective businesses in the ordinary and usual course consistent with their prior practices, and none of the following has occurred:

                  (a) anything which has had, or would be reasonably likely to have, a Material Adverse Effect;

                  (b) a change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities, or business or the valuation thereof;














                  (c) any damage, destruction or loss of any assets used in the business of the Company or any of the Subsidiaries or Joint Ventures, which damage, destruction or loss has had or would be reasonably likely to have a Material Adverse Effect;

                  (d) any declaration, setting aside for payment or payment of dividends or distributions, redemption, purchase or other acquisition by the Company or any Subsidiary of any capital stock of the Company or any Subsidiary;

                  (e) any issuance or sale by the Company or any Subsidiary of any capital stock of the Company or any Subsidiary;

                  (f) any issuance or grant of any Option, Stock Appreciation Right, or other Right of Purchase with respect to the capital stock of the Company or any Subsidiary or the equity of any Joint Venture which is not listed in the Disclosure Certificate; or any agreement giving any holder the right to exercise any Option or Stock Appreciation Right prior to the dates specified in the original instrument creating the same;

                  (g) any sale, assignment, transfer, or other disposition by the Company, any Subsidiary, or any Joint Venture of any of its properties or assets having a book value of $25,000 or more, other than sales of inventory in the ordinary course of business;

                  (h) any purchase or other acquisition by the Company, any Subsidiary, or any Joint Venture of assets constituting any other line of business or any properties or assets having a book value of $25,000 or more, other than the purchase of inventory in the ordinary course of business;

                  (i) any increase in the rate of compensation of, or payment of any bonus to, any director or officer or, except in the ordinary course of business and in compliance with existing practice and procedure, any other employee, of the Company or any Subsidiary not required under existing Employee Benefit Plans (as defined in Section 3.13); any collateralization or funding of any Employee Benefit Plan not previously collateralized or funded; or any termination or material modification of any Employee Benefit Plan;

                  (j) any execution, termination, or material amendment or modification of any Material Contract (as defined in Section 3.10) outside the ordinary course of business;














                  (k) any existing, pending, or threatened termination or cancellation of or change in the business relationship of the Company, any Subsidiary, or Joint Venture with any supplier or customer which would be reasonably likely to have a Material Adverse Effect;

                  (l) any agreement by the Company, any Subsidiary, or any Joint Venture to do any of the things described in the preceding clauses
   (a) through (k) other than as expressly provided for herein.

             3.7 Approval by Board of Directors and Investment Committee. The Board of Directors of the Company and the Investment Committee each has duly and unanimously, except as otherwise indicated in the Disclosure Certificate, (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby on the material terms and conditions set forth herein (or, in the case of the Investment Committee, has recommended that the Board of Directors of the Company do so), (ii) determined that the Merger Consideration is in the best interests of and fair to the Company's stockholders and (iii) recommended that the Company's stockholders approve and adopt this Agreement and the transactions contemplated hereby.

             3.8 Prior Transaction Costs. Set forth in the Disclosure Certificate is a complete description of all Prior Transaction Costs known to the Company on the date hereof, together with the name of the Interested Party to whom the Payment thereof has been made or is owing, and the amount of the same.

             3.9 Litigation. Except as set forth in the Company's Form 10-K for the year ended December 31, 1995 or in the Disclosure Certificate, there are no actions, suits or proceedings pending or, to the best knowledge of the Company, threatened against the Company or any of the Subsidiaries or Joint Ventures, nor is the Company or any of the Subsidiaries or Joint Ventures subject to any order, judgment or decree, except for individual matters in which the only relief sought is damages from the Company, the Subsidiary, or the Joint Venture which, in the aggregate, would not have a Material Adverse Effect.

             3.10 Material Contracts. (a) Set forth in the Disclosure Certificate is a complete list of all Material Contracts (as defined in Section 3.10(b)) of the Company and its Subsidiaries and Joint Ventures in force and effect on the date of this Agreement. The Company has made available, and will upon request deliver, to Parent true and complete copies of all such Material Contracts and will make available and upon request deliver to Parent true and complete copies of all Material















   Contracts executed after the date of this Agreement. To the best knowledge of the Company, except as set forth in the Disclosure Certificate, all of the Material Contracts are valid, binding, and in full force and effect. Neither the Company, any Subsidiary, nor any Joint Venture nor, to the best knowledge of the Company, any other party thereto is in default under any Material Contract, which default is reasonably likely to have, in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. Except as set forth in the Disclosure Certificate, the Company's execution and delivery of this Agreement and the consummation of the Merger will not violate or breach any Material Contract, will not place the Surviving Corporation in breach of or default under any Material Contract, and do not require the consent of any party to any Material Contract in order to avoid any such violation or breach.

                  (b) As used in this Agreement, "Material Contracts" shall mean and include all of the following which the Company or any Subsidiary or Joint Venture is a party to, is bound or affected by, receives any benefits under, or by which any property or assets of any of them may be bound: (i) all real property leases; (ii) all leases of equipment having an original acquisition cost in excess of $25,000; (iii) all franchise, dealer, or other distribution agreements pursuant to which the Company or any Subsidiary or Joint Venture sells or otherwise distributes its products or services or pursuant to which any person sells or otherwise distributes products or services of the Company or any Subsidiary or Joint Venture; (iv) all supply contracts or other such agreements or understandings pursuant to which the Company or any Subsidiary or Joint Venture purchased in its last fiscal year, or expects to purchase in this fiscal year, in excess of $50,000 worth of products; (v) any agreement, arrangement, or commitment which materially restricts the conduct of any line of business, including without limitation, all standstill or noncompete agreements; (vi) any contract, agreement or other arrangement (other than pursuant to the Employee Benefit Plans, as defined in Section 3.13(a) hereof) providing for the furnishing of services to or by, providing for the rental of real or personal property to or from, or otherwise requiring payments to or from, any director, officer, or one percent (1%) stockholder of the Company or any Subsidiary, any family member of any such director, officer or stockholder, or any entity in which any of the foregoing holds, directly or indirectly, a substantial interest; (vii) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Subsidiary or Joint Venture (other than trade payables and instruments relating to transactions entered into in the ordinary course of business); (viii) any agreement pursuant to which the


















   Company or any Subsidiary or Joint Venture is obligated to lend money or make advances, or has lent money or made advances which are still outstanding, to any person (other than routine travel advances to any employee not to exceed $5,000 or deposits or advances in respect of products purchased in the ordinary course of business); (ix) any agreement, arrangement, or commitment to indemnify or exonerate from liability any Interested Party in connection with any Prior Transaction or Current Transaction; (x) any other agreement, arrangement or commitment to guarantee the obligations of or to indemnify or exonerate from liability any person, including any Subsidiary or Joint Venture, or the directors or officers of the Company or any Subsidiary (other than pursuant to the Certificate or Articles of Incorporation or Bylaws of the Company or the Subsidiary, or applicable law), or any partner or co-joint venturer; (xi) any power of attorney presently in effect giving any person or entity the right to act on behalf of the Company or any Subsidiary or Joint Venture;
   (xii) any partnership or joint venture agreement to which the Company or any Subsidiary or Joint Venture is a party; (xiii) any confidentiality or secrecy agreement to which the Company or any Subsidiary or Joint Venture is a party; (xiv) any consulting agreement to which the Company or any Subsidiary or Joint Venture is a party; (xv) any other contract, commitment, agreement, or understanding, whether written or oral, which involves more than $25,000 and is not terminable without penalty upon not more than 90 days' notice; and (xvi) any other contract or agreement that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the Commission.

             3.11 Proprietary Rights. Set forth in the Disclosure Certificate is a complete list of all patents, trademarks, trade names, and copyrights, and all pending applications for any of the same, used in or necessary for the conduct of the businesses of the Company or the Subsidiaries or Joint Ventures (collectively, "Proprietary Rights"), together with a summary description of and full information concerning the filing, registration, issuance, or licensing thereof. Except as set forth in the Disclosure Certificate, the Company owns all such Proprietary Rights, the use of the Proprietary Rights by the Company and the Subsidiaries and Joint Ventures does not infringe upon the rights of any other party, and no claim of such infringement is pending or, to the best knowledge of the Company, threatened. No licenses, sublicenses, or agreements with respect to the Proprietary Rights have been granted or entered into by the Company or the Subsidiaries or Joint Ventures except as described in the Disclosure Certificate. Except as set forth in the Disclosure Certificate, to the best knowledge of the Company, no third party is infringing upon any of the Proprietary Rights.














             3.12 Taxes. (a) Except as set forth in the Disclosure Certificate, the Company and each of the Subsidiaries and Joint Ventures have, since December 31, 1990 (i) timely filed all returns, schedules and declarations (including withholding and information returns) relating to Taxes (as defined in Section 3.12(h) hereof), required to be filed by any jurisdictions to which they are or have been subject, all of which Tax returns, schedules and declarations are complete, accurate and correct,
   (ii) paid in full all Taxes required to be paid in respect of the periods covered by such returns and made any deposits of Tax required by such taxing authorities, (iii) fully accrued on the Company's financial statements or, in the case of the Joint Ventures, on the Joint Venture's financial statements, all Taxes for any prior period that are not yet due, the information set forth on such financial statements being accurate and correct, and (iv) made timely payments of the Taxes required to be deducted and withheld from the wages paid to their respective employees or contractors. The Company has made available, and will upon request deliver, to the Parent and Purchaser true and complete copies of all Tax returns of the Company and each Subsidiary and Joint Venture filed with any federal or state taxing authority since December 31, 1990.

                  (b) Except as set forth in the Disclosure Certificate, since December 31, 1990, neither the Company nor any Subsidiary or Joint Venture has been delinquent in the payment of any Tax or has requested any extension of time within which to file any Tax returns that have not been filed, and no deficiencies for any Tax have been claimed, proposed or assessed. Except as disclosed in the Disclosure Certificate, neither the Company nor any Subsidiary or Joint Venture has agreed to any currently effective extension of time for the assessment or payment of, or has waived any applicable statute of limitations with respect to, any Taxes payable by it.

                  (c) Except as set forth in the Disclosure Certificate, there are no pending or, to the best of the Company's knowledge, threatened Tax audits, investigations or claims for or relating to any liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that, in the reasonable judgment of the Company, are likely to result in a further Tax liability.

                  (d) The Disclosure Certificate sets forth, since December 31, 1990 (i) those Tax years for which the Tax returns of the Company and the Subsidiaries and Joint Ventures have been reviewed or audited by applicable federal, state, local and foreign taxing authorities, (ii) those Tax years for which such Tax returns have received clearances or other indications of


















   approval from applicable federal, state, local and foreign taxing authorities; (iii) those Tax years which remain subject to review or audit by applicable federal, state, local or foreign taxing authorities. Except as set forth in the Disclosure Certificate, since December 31, 1990, to the best knowledge of the Company, no issue or issues have been raised in connection with any prior or pending review or audit of any Tax return that have not been resolved or which the Company reasonably believes may be expected to be raised in the future by such taxing authorities in connection with the audit or review of the Tax returns of the Company or any Subsidiary or Joint Venture.

                  (e) The Disclosure Certificate lists (i) all elections with respect to Taxes that have been made by the Company or any Subsidiary, including without limitation, any election under Section 341(f) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code"); (ii) the amount of any net operating loss, net capital loss, unused investment, minimum, or other credit, or excess charitable contribution deduction of the Company or any Subsidiary;
   (iii) all expenses that have been paid or accrued through December 31, 1995 but have not yet been deducted for Tax purposes; and (iv) the aggregate amount of net Section 1231 losses incurred since January 1, 1991 under the Code that has been deducted or is expected to be deducted by the Company or any Subsidiary.

                  (f)  Except as otherwise set forth on the Disclosure
   Certificate: (i) the Company and each Subsidiary has not made any payments, is not obligated to make any payments and is not a party to any agreement that could obligate it to make any payments, that will not be deductible under Sections 280G or 162(m) of the Code or such other compensation that must be capitalized under Section 263 of the Code; (ii) the Company and the Subsidiaries have not taken any position on their federal income Tax returns (and are not considering taking a position on a federal income Tax return required to be filed before or after the Closing
   Date) that would subject them to an underpayment of federal income Tax within the meaning of Section 6662 of the Code or any corresponding provision of state, local, or foreign tax law; (iii) the Company and the Subsidiaries are not parties to any Tax allocation or Tax sharing agreement; (iv) the Company and the Subsidiaries have not agreed to make, nor are they required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method, accounting period, or otherwise; (v) the Company and the Subsidiaries have not engaged in a transfer of assets with a Subsidiary that would have resulted in gain pursuant to Section 311 of the Code, but which
























   gain was treated as a deferred intercompany gain pursuant to the Code; and
   (vi) the Company and the Subsidiaries have not deferred any gain from the sale of assets pursuant to Section 453 of the Code.

                  (g) After the date of this Agreement, neither the Company nor any Subsidiary or Joint Venture shall make any election with respect to Taxes without the prior written consent of the Parent.

                  (h) As used in this Agreement, "Taxes" shall mean all federal, state, local, or foreign income, franchise, sales, use, excise, real and personal property, transfer, employment, social security, unemployment, withholding, and other taxes, assessments, charges, fees, or levies, and any interest or penalties on any of the foregoing.

             3.13 Employee Benefit Plans. (a) The Disclosure Certificate lists each (i) employee pension benefit plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder ("ERISA"), covered by Part 2 of Title I of ERISA ("Pension Plan") in which employees of the Company or any of the Subsidiaries or Joint Ventures participate, (ii) employee welfare benefit plan within the meaning of Section 3(1) of ERISA ("Welfare Plan") in which employees of the Company or any of the Subsidiaries or Joint Ventures participate and (iii) each other employee stock ownership, stock purchase, savings, severance, profit sharing, group insurance, bonus, deferred compensation, stock option, severance pay, insurance, pension or retirement plan or written agreement relating to employment or fringe benefits for or of employees, officers or directors of the Company or any Subsidiary or Joint Venture (together with the Pension Plans and Welfare Plans, the "Employee Benefit Plans"). The Company has provided Purchaser with access to true and complete copies of all Employee Benefit Plans, including amendments thereto. Except as disclosed in the Disclosure Certificate, no individual will accrue or receive additional benefits (other than additional accruals under the normal formula in effect prior to and without regard to the transactions contemplated hereby) as a direct result of the transactions contemplated by this Agreement.

                  (b) There are no qualified defined benefit plans (as defined in Section 4(j) of the Code), voluntary employees beneficiary associations, as described in Section 501(c)(9) of the Code, or multiemployer plans within the meaning of Section 3(37) of ERISA ("Multiemployer Plans") in which employees of the

































   Company, any Subsidiary, any Joint Venture, or any ERISA Affiliate (as defined in Section 3.13(j) below) have participated or to which the Company or any ERISA Affiliate currently has an obligation to contribute.

                  (c) Each Employee Benefit Plan has been maintained, operated and administered in substantial compliance with its terms. None of the Employee Benefit Plans has participated in, engaged in or been a party to any prohibited transaction, as defined in Section 406 of ERISA or
   Section 4975 of the Code, and, to the best knowledge of the Company, no officer, director or employee of the Company or any Subsidiary or Joint Venture or fiduciary of any such Plan has committed a material breach of any of the responsibilities or obligations imposed upon fiduciaries by Title I of ERISA.

                  (d) Except as set forth in the Disclosure Certificate, there are no claims, pending or overtly threatened, involving any Employee Benefit Plan by a current or former employee (or beneficiary thereof) of the Company or any Subsidiary or Joint Venture or a current or former ERISA Affiliate, nor is there any reasonable basis to anticipate any claims involving any such Plans which would likely be successfully maintained against the Company, the Subsidiaries, or the Joint Ventures.

                  (e) Each Employee Benefit Plan currently complies, and has at all relevant times complied, in all material respects with ERISA and the Code. There are no violations of any material reporting and disclosure requirements with respect to any Employee Benefit Plans and no such Plans have violated applicable law, including but not limited to ERISA and the Code.

                  (f) The Company has delivered or made available to the Purchaser a copy of the most recently filed IRS Form 5500, if applicable, and accountant's opinion, if applicable, of the three most recent plan years for each Employee Benefit Plan disclosed in the Disclosure Certificate. All information provided by the Company or any Subsidiary or Joint Venture to any actuary in connection with the preparation of such actuarial valuation report was true, correct and complete in all material respects.

                  (g) The Company has delivered or made available to the Purchaser a copy of (i) in the case of each Pension Plan described in the Disclosure Certificate intended to qualify under Section 401(a) of the Code, the most recent IRS letter as to the qualification of such Plan under Section 401(a) of the Code; (ii) in the case of each Welfare Plan described in the Disclosure Certificate, the most recent IRS letter as to the tax exempt




















   status of such Plan under Section 501(c)(9) of the Code, if applicable; and
   (iii) the current summary plan description, if applicable, for each Employee Benefit Plan disclosed in the Disclosure Certificate and evidence that the same has been filed with the U.S. Department of Labor.

                  (h) Except as set forth in the Disclosure Certificate, no current or former Employee Benefit Plan provides benefits, including without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary or Joint Venture beyond their retirement or other termination of service, other than (i) temporary coverage mandated by applicable law,
   (ii) death benefits or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the Subsidiary or Joint Venture, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

                  (i) With respect to each Employee Benefit Plan, all required contributions have been made, except for current contributions not yet due and payable, all of which have been accrued and are reflected on the Company's financial statements, and all other employee benefit liabilities are reflected on the Company's financial statements in a manner satisfying the requirements of Financial Accounting Standards No. 87 and 88.

                  (j) For purposes of this Section 3.13, "ERISA Affiliate" shall mean any company which, as of the relevant measuring date under ERISA, is a member of a controlled group of corporations or trades or businesses (as defined in Sections 4(b) and (c) of the Code) of which the Company or any Subsidiary or Joint Venture is a member.

                  (k) With respect to each Employee Benefit Plan, (i) no event has occurred and no condition exists that would subject the Company or the Subsidiaries or Joint Ventures to any Tax under Section 4971 through 4980B of the Code or to a fine or liability under Section 502 of ERISA; (ii) no provision of such Plan prevents the Company or the Subsidiaries or Joint Ventures from terminating or amending it; and (iii) all forms, documents and other materials have been filed with the Commission or otherwise distributed as required by the Securities Act of 1933 or any regulation promulgated thereunder or the Exchange Act.

             3.14 Proxy Statement. With the exception of the information supplied or to be supplied in writing by Parent or Purchaser (as to which the Company makes no representation or warranty), the Proxy Statement and any other documents to be filed with the Commission or any other governmental agency in






















   connection with the transactions contemplated hereby will not, at the respective time such documents are filed, and at the time of the Special Meeting or at the time of mailing of the Proxy Statement to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading.

             3.15 Compliance with Laws and Orders. (a) Except as disclosed in the Disclosure Certificate, the businesses of the Company and the Subsidiaries and Joint Ventures are not being conducted, and to the best knowledge of the Company, have not been conducted since December 31, 1990, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any governmental entity (including without limitation, federal and state franchise, business opportunity, dealer protection, and similar laws and regulations (collectively, "Franchise Laws"), zoning ordinances, building codes, Environmental Laws (as defined in Section 3.21(b) below), wages and hours law, and occupational health and safety laws and regulations), except for possible violations which in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect. Except as set forth in the Disclosure Certificate, no investigation or review by any governmental entity with respect to the Company or any Subsidiary or Joint Venture is pending, or to the best knowledge of the Company, threatened, nor has the Company received notice that any governmental entity intends to conduct the same.

                  (b) Set forth in the Disclosure Certificate is a true and complete list of all registrations, exemptions, and other filings under the Franchise Laws of any and all states in which the Company or any of its Subsidiaries or Joint Ventures has sold or solicited the sales of franchises, business opportunities, or similar arrangements since January 1, 1995, together with the status, effective date, and expiration date of such filings. The Company has made available, and will upon request deliver, to Parent true and complete copies of all offering circulars, disclosure documents, earnings claims, and any other disclosure materials currently in use in connection with any and all applicable Franchise Laws. To the best knowledge of the Company, neither the Company nor any Subsidiary or Joint Venture violated any Franchise Law in soliciting or entering into any Material Contract.

















                  (c) None of the Company, a Subsidiary, a Joint Venture or any stockholder, director, officer, agent, employee or other person or entity associated with or acting on behalf of any of the foregoing has used any corporate funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity or made any direct or indirect unlawful payments to governmental officials or others.

             3.16 Labor Matters. Except as shown on the Disclosure Certificate, there are no controversies pending between the Company or any Subsidiary or Joint Venture and any of their respective employees, other than routine individual grievances which will not have a Material Adverse Effect. No employee of the Company or any Subsidiary or Joint Venture is represented by any labor union and, to the best knowledge of the Company, no labor union is attempting any such representation.

             3.17 Undisclosed Liabilities. (a) Except as and to the extent disclosed, reflected or reserved against in the Current Financial Statements, the Company and the Subsidiaries did not have, as of the respective dates thereof, any material liabilities or obligations (whether known or unknown, accrued, absolute, contingent or otherwise) of the type required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles or disclosed in the notes thereto, and there was no material loss contingency, as defined in paragraph 1 of Statement of Financial Accounting Standards No. 5, of the Company or any Subsidiary which was not so reflected or disclosed as required by paragraphs 8 to 12, inclusive, of such Statement. Since December 31, 1995, neither the Company nor any Subsidiary has incurred any such material liability or obligation, and no such material loss contingency has arisen.

             (b) To the best knowledge of the Company, the warranty reserve set forth on the most recent balance sheet included in the SEC Filings is adequate to satisfy in full all present and future warranty claims with respect to products or services sold by the Company and the Subsidiaries prior to the date of such balance sheet.

             3.18 Title to Properties; Absence of Liens, Etc. (a) Set forth in the Disclosure Certificate is a complete list of all real property owned by the Company or any Subsidiary or Joint Venture (collectively, the "Real Property").

             (b) Except as disclosed in the Disclosure Certificate, the Company and the Subsidiaries and Joint Ventures have good and marketable title to all the Real Property and all of their other properties and assets, including without limitation, those assets



















   and properties reflected in the Current Financial Statements, free and clear of all liens, except (i) the lien of current taxes not yet due and payable;
   (ii) properties and assets disposed of since the dates of such Current Financial Statements in the ordinary course of business; (iii) the lien of such secured indebtedness as is disclosed in the SEC Filings or the Current Financial Statements; and (v) liens and imperfections of title which are not substantial in character, amount or extent. The Company and the Subsidiaries and Joint Ventures own, or have valid and enforceable rights as lessees to possess and use, all properties and assets used in the conduct of their respective businesses since January 1, 1995, other than any properties or assets disposed of since such date in the ordinary course of business.

             (c) Except as disclosed in the Disclosure Certificate, all buildings and other improvements located on any Real Property or any real property leased by the Company or any Subsidiary or Joint Venture conform in all material respects to all applicable building codes, zoning ordinances, other statutes and regulations, restrictive covenants, and deed restrictions applicable thereto.

             3.19 Receivables; Inventory. (a) All of the accounts, notes and other receivables which are reflected in the most recent balance sheet included in the SEC Filings were acquired in the ordinary and regular course of business and, except to the extent reserved against on such balance sheet, have been collected in full, or, to the best knowledge of the Company, will be collected in full, in the ordinary and regular course of business.

                  (b) All of the inventory reflected on the most recent balance sheet included in the SEC Filings consisted or, to the best knowledge of the Company, will consist, except as indicated thereon, of items of a quantity and quality useable or saleable without discount in the ordinary and regular course of business.

             3.20 Insurance. Set forth in the Disclosure Certificate is a list (including applicable deductible amounts and limitations) of all insurance maintained by the Company or any Subsidiary or under which any of them is entitled to coverage or benefits. True and complete copies of such insurance policies have previously been made available, and will upon request be delivered, to Parent and Purchaser. Except as set forth in the Disclosure Certificate, to the best knowledge of the Company, the Company has in place adequate insurance coverage with respect to all litigation pending against the Company or any Subsidiary.
















             3.21  Environmental Matters.  (a)  For purposes of this
   Agreement, "Environmental Law" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity related to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances (as defined in Section 3.21(b) below). The term Environmental Law includes, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Subsection 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S. C. Subsection 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Subsection 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S. C. Subsection 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Subsection 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Subsection 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Subsection 300f, et seq.; all comparable state and local laws; and any common law ( including without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                  (b) As used in this Agreement, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive material, polychlorinated biphenyls, and battery acids.

                  (c) Except as set forth in the Disclosure Certificate, (i) neither the Company nor any Subsidiary or Joint Venture nor any real property previously or currently owned by any of them, has been or is in violation of, or liable for remediation costs or any other damages or penalties under, any Environmental Law, except for any such violations or liabilities which would not reasonably be expected, in the aggregate, to have a Material Adverse Effect; and (ii) to the best knowledge of the Company, there are no actions, suits, demands, notices, claims, investigations or proceedings under any Environmental Law pending or threatened against the Company or any Subsidiary or Joint Venture or relating to any real property previously or currently


















   owned or occupied by the Company or any Subsidiary or Joint Venture or at which Hazardous substances alleged to have been generated by the Company or any Subsidiary or Joint Venture were treated, stored, or disposed, including without limitation, any notices, demand letters or requests for information from any governmental entity making inquiries relating to any Environmental Law.

                  (d) Set forth in the Disclosure Certificate is a complete list of all reports, assessments, evaluations, surveys, or other such documents relating to the Company's compliance with any Environmental Law, any Subsidiary's compliance with any Environmental Law, any Joint Venture's compliance with any Environmental Law, or Environmental Law matters affecting or involving any real property previously or currently owned or occupied by the Company or any Subsidiary or Joint Venture which, to the best knowledge of the Company, have been prepared since December 31, 1990. The Company has made available, and will upon request deliver, to Parent true and complete copies of all such reports, assessments, evaluations, surveys, or other such documents in the Company's possession.

             3.22 Disclosure. All information and documents provided prior to the date of this Agreement, and all information and documents subsequently provided, to Parent or Purchaser or their Representatives (as defined in section 5.8) by or on behalf of the Company or the Subsidiaries or Joint Ventures, to the best knowledge of the Company, are or contain, or will be or will contain as to subsequently provided information or documents, true, accurate and complete information with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, fully responsive to any specific request made by or on behalf of Parent or Purchaser or their Representatives. In furtherance and not in limitation of the foregoing, the representations and warranties of the Company contained in this Agreement and the information set forth in the Disclosure Certificate do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.



                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

             The Company covenants and agrees that, prior to the Effective Time, unless Parent and Purchaser shall otherwise agree



















   in writing, or except as disclosed in the Disclosure Certificate as of the date hereof or as otherwise expressly contemplated by this Agreement:

                  (a) Neither the Company nor any of the Subsidiaries or Joint Ventures shall take any action except in the ordinary course of business and consistent with past practices, and the Company shall use its best efforts to maintain and preserve its business organization, franchisee network, assets, prospects, employees and advantageous business relationships.

                  (b) Neither the Company nor any of the Subsidiaries or Joint Ventures shall, directly or indirectly, do any of the following:
   (i) incur any expenses in contemplation of a reorganization or restructuring of the Company; (ii) amend its Certificate or Articles of Incorporation or Bylaws or similar organizational documents; (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or make any distribution, payable in cash, stock, property or otherwise with respect to its capital stock; (iv) transfer any stock or any assets or liabilities of any Subsidiary or Joint Venture except in the ordinary course of business and consistent with past practice; (v) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company except the Merger; or (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (c) Neither the Company nor any of the Subsidiaries or Joint Ventures shall, directly or indirectly: (i) issue, sell, pledge, encumber or dispose of, or authorize, propose or agree to the issuance, sale, pledge, encumbrance or disposition of, any shares of its capital stock or any other equity securities or any Rights of Purchase with respect thereto, except for Shares issuable upon exercise of Options outstanding on the date hereof and which by their terms are or become exercisable at or prior to the Effective Time; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any material investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any material amount of property or assets, in any other individual or entity; (iii) other than as set forth in the Disclosure Certificate or other than indebtedness incurred from borrowings made pursuant to existing lending arrangements set forth in the Disclosure Certificate, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse (other than to a Company




















   account) or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, including without limitation, advances to dealers or franchisees and guarantees of leases, regardless of whether made in the ordinary course of business or consistent with past practice; (iv) release or relinquish any Material Contract right; (v) settle or compromise any pending or threatened suit, action or claim by or against the Company involving a payment by the Company exceeding $25,000; (vi) take any action involving possible expenditures, contingent liabilities or the acquisition or disposition of assets other than the purchase or sale of inventory in the ordinary course of business, in each case in excess of $25,000; or (vii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (d) Each of the Company and the Subsidiaries and Joint Ventures shall use its best efforts to keep in place its current insurance policies, including but not limited to director and officer liability insurance, which are material (either individually or in the aggregate); and notwithstanding such efforts, if any such policy is cancelled, the Company shall use its best efforts to replace such policy or policies.

                  (e)  Except in accordance with the provisions of this
   Article IV, neither the Company nor any of the Subsidiaries or Joint Ventures shall enter into any agreement or otherwise agree to do anything, which to the Company's best knowledge at the time of such action, would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect as of the date hereof and as of the Closing.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

             5.1 Proxy Statement. (a) As promptly as practicable after execution of this Agreement, the Company shall prepare a proxy statement for use in connection with the Special Meeting (the "Proxy Statement") and file a preliminary copy of the same with the Commission. The Company will notify the Parent and Purchaser promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Parent and Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the



















   Commission or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Effective Time there shall occur any event that should be set forth in an amendment of, or supplement to, the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not distribute or file the Proxy Statement, or any amendment thereof or supplement thereto, to which the Parent and Purchaser reasonably objects; provided that the Company shall have the right to distribute or file any amendments or supplements required in the written opinion of counsel to the Company to be made by applicable law. The Company shall take all reasonable action required so that the Proxy Statement and all amendments and supplements thereto will comply as to form in all material respects with the provisions of the Exchange Act.

                  (b) The Company shall cause the definitive Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time.

             5.2 Meeting of Stockholders of the Company. The Company shall promptly take all action necessary, in accordance with the Corporation Law, the Merger Law, and its Articles of Incorporation and Bylaws, to convene a special meeting of the stockholders of the Company as promptly as practicable to consider and vote upon the Merger pursuant to the terms of this Agreement (the "Special Meeting"). Neither the Company nor the Board of Directors shall take any action which would make any approval of the Merger necessary, other than the approval of the holders of Shares representing a majority of the outstanding Shares. The Proxy Statement shall contain at all times up to and including the date of the Special Meeting, the recommendation of the Board of Directors of the Company and of the Investment Committee that the stockholders of the Company vote to adopt and approve the Merger, subject to the right of the Investment Committee and the Board of Directors to withdraw such recommendations if, by a majority vote, either the Investment Committee or the Board of Directors in the exercise of its fiduciary duties makes a good faith judgment, based as to the legal issues involved on the written advice of legal counsel, that failure to withdraw such recommendation would constitute a breach of its fiduciary duties. Subject to such right of the Investment Committee and the Board of Directors to withdraw its recommendation of the Merger in accordance with the exercise of its fiduciary duties, the Company and the Board of Directors shall use their best efforts to obtain the necessary approvals of the stockholders of the Company and shall take all other action necessary or, in the reasonable judgment of the Parent and Purchaser, helpful to secure the vote or consent of stockholders of the Company.


























             5.3 Cancellation of Stock Options and Stock Appreciation Rights; Certain Employee Terminations. (a) The Company shall cancel all outstanding Options issued pursuant to the Option Plans or otherwise to the extent required by Section 1.6 hereof, and shall comply with all requirements regarding income tax withholding in connection therewith.

                  (b) The Company shall cancel and settle all SAR Agreements effective as of the Effective Date and shall comply with all requirements regarding income tax withholding in connection therewith.

                  (c) The Company shall cause the Option Plans to be terminated effective as of the Effective Time and shall establish to the reasonable satisfaction of the Parent and Purchaser that no person or entity (whether or not a participant in any Option Plan or SAR Agreement) has or will have any right to acquire any interest in the Company, the Surviving Corporation or the Purchaser as a result of the exercise of Options, Stock Appreciation Rights or other Rights of Purchase on or after the Effective Time.

                  (d) Effective as of the Effective Time, the Company shall terminate the employment of (i) John E. Siipola, as Chairman and a Member of the Office of Chief Executive Officer of the Company, and (ii) Horst K. Mehlfeldt, as Vice Chairman and Member of the Office of Chief Executive Officer of the Company.

             5.4 Fees and Expenses. (a) Except as provided in Section 5.4(c), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (b) (i) If this Agreement is terminated (A) by Purchaser and the Parent pursuant to Section 8.1(b)(ii) or 8.1(d)(iii), but limited only to a termination based solely on a failure of the condition set forth in Section 6.2(b) or the failure by the Company to fulfill any of its obligations hereunder, or (B) by the Company pursuant to Section 8.1(c)(iii), or (C) by Purchaser and the Parent pursuant to Section 8.1(d)(i), 8.1(d)(ii), or 8.1(d)(iv), and (ii) within one year from the date of this Agreement (A) any corporation, partnership, person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), including the Company or any of the Subsidiaries but excluding Parent, the Purchaser or any of their affiliates and excluding any group of which Parent, the Purchaser or any of their affiliates is a member ("Another Person"), shall have acquired or agreed to acquire all or a substantial portion of the assets of the Company or consummated or agreed to consummate a merger or consolidation with, or other acquisition






















   of, the Company, (B) Another Person shall have acquired or agreed to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 35% or more of the Shares then outstanding, or (C) a "change in control," within the meaning of Item 1 of Form 8-K under the Exchange Act, of the Company involving Another Person shall have occurred, the Company shall, within five business days after consummation of the transaction referred to in clause (ii) above, pay to Parent and Purchaser (by transfer of same-day funds to an account designated by Parent for such purpose) an amount equal to $1,000,000, less any funds paid by the Company to the Parent or Purchaser pursuant to Section 5.4(c); provided such amount shall be payable by the Company with respect to any such transaction only if (y) the transaction provides for the Company or the holders of any Shares being purchased in such transaction to receive consideration per Share having an indicated value per Share which is equal to or greater than the Merger Consideration (as the same may have been reduced as provided in Section 1.7), or (z) the amount of consideration received or to be received in such transaction is not readily determinable on a per Share basis and the Investment Committee or another committee of disinterested members of the Board of Directors of the Company fails to make a good faith determination that, to the stockholders of the Company from a financial point of view, the transaction is not comparable to the Merger or more favorable than the Merger.

                  (c) If this Agreement is terminated (i) by Purchaser and the Parent pursuant to Section 8.1(b)(ii) or 8.1(d)(iii), but limited only to a termination based solely on (A) a failure of the condition set forth in Section 6.2(b) otherwise than by an act of God occurring subsequent to the date of this Agreement, or (B) the failure by the Company to fulfill any of its obligations hereunder, or (ii) by the Company pursuant to
   Section 8.1(c)(iii), or (iii) by Purchaser and the Parent pursuant to
   Section 8.1(d)(i), 8.1(d)(ii), or 8.1(d)(iv), the Company will, within five business days after notice by the Parent and the Purchaser to the Company, reimburse the Parent and the Purchaser for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable commitment fees, reasonable termination fees, reasonable attorney fees and expenses incurred by potential lenders which the Parent or Purchaser is obligated to reimburse, and other fees and expenses incurred in connection with arranging financing for the Merger, legal fees and expenses, appraisal fees, fees and expenses of financial advisors and fees and expenses of accountants) incurred by the Purchaser or Parent or on their behalf in connection with the preparation or negotiation of this Agreement or of the transactions contemplated hereby or otherwise incurred in contemplation of this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that (y)




















   the Company shall not be obligated to pay any additional amounts under this
   Section 5.4(c) if Parent and Purchaser have been paid the amount provided in Section 5.4(b) above, and (z) the Company shall have the right to review all expense receipts (other than receipts which contain privileged or confidential information).

                  (d)  Notwithstanding anything to the contrary set forth in
   Section 5.4(c), the Company shall not be obligated to pay any amounts under Section 5.4(c) if this Agreement is terminated by the Purchaser and the Parent pursuant to Section 8.1(d)(iii) as a result of the failure by Parent and Purchaser to (i) approve the terms and conditions of either (y) any employment agreement described in Section 6.2(g) pursuant to which the employee would receive a salary and incentive bonus opportunities which are substantially similar to those presently afforded to him as an employee of the Company, or (z) any indemnification and release contemplated by Section 6.2(o) that contains provisions which are not inconsistent with those set forth in paragraph 5 of the letter of intent between Parent and the Company, dated March 13, 1996 and thereafter amended (the "Letter of Intent"); or (ii) fulfill the condition set forth in Section 6.2(c).

             5.5 Further Assurances. Subject to the terms and conditions herein provided, including those contained in Section 5.6, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, but not limited to, using reasonable efforts (a) to obtain all necessary waivers, consents and approvals from other parties to Material Contracts, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (c) to defend all lawsuits or other legal proceedings challenging this Agreement or the transactions contemplated hereby, (d) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (e) to effect all necessary filings, including, but not limited to, filings with the Commission, under the Hart-Scott-Rodino Act and under the rules or regulations of any other governmental authorities, (f) to fulfill all conditions to this Agreement and to any agreements related to the financing contemplated by Section 6.2(c), and (g) to keep the other parties reasonably apprised of the status of all such efforts.





















             5.6 No Solicitation. (a) The Company, each Subsidiary, and their respective directors, officers, and authorized agents shall not, and shall not authorize or direct any other person to, directly or indirectly,
   (i) participate in discussions or negotiations with or provide any confidential information regarding the Company to any person for the purpose of soliciting, encouraging, or enabling Another Person to propose an acquisition of any of the capital stock of the Company (other than pursuant to the presently outstanding Options) or all or any substantial portion of the assets or business of the Company (collectively, an "Acquisition Proposal"), or (ii) solicit from, encourage, negotiate with, or accept from Another Person an Acquisition Proposal.

                  (b) Notwithstanding the foregoing, if the Board of Directors of the Company, in the exercise of its fiduciary duties, makes a good faith determination that the Board of Directors' failure to permit the Company to take any action described in Section 5.6(a) would constitute a breach of its fiduciary duties (based as to the legal issues involved on the written opinion of legal counsel), the Company shall so advise Parent and Purchaser and, thereafter, the taking of any such action shall not be a violation of Section 5.6(a). In the event that the Company receives an Acquisition Proposal or any communication with respect thereto from Another Person or in the event that the Company takes any action described in Section 5.6(a), the Company shall immediately give to Parent and Purchaser written notice of the substance of such Acquisition Proposal or communication, or the nature and substance of the information furnished or the action taken, as the case may be, and thereafter keep Parent and Purchaser fully informed with respect thereto.

             5.7 Notification of Certain Matters. The Company shall give prompt notice to the Parent and Purchaser, and the Parent and Purchaser shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (b) any material failure of the Company or the Parent or Purchaser or any of their respective affiliates, as the case may be, or of any of their respective officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) any material claims, actions, proceedings or investigations commenced or, to the best of its or their knowledge, threatened, involving or affecting the Company or any of the Subsidiaries or Joint Ventures or any of their properties or assets, or, to the best of its or their
























   knowledge, against any employee, consultant, director, officer or stockholder of the Company or any of the Subsidiaries or Joint Ventures, in his, her or its capacity as such and (d) any material adverse change in the condition (financial or otherwise), business or prospects of the Company and the Subsidiaries and Joint Ventures, taken as a whole, or the occurrence of an event known to the Company which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

             5.8 Access to Information. From the date hereof to the Effective Time, the Company shall, and shall cause the Subsidiaries and Joint Ventures and the officers, directors, employees and agents of the Company and each Subsidiary and Joint Venture to, afford the officers, employees, advisors and agents of the Parent or Purchaser and the banks or other financial institutions arranging or providing the financing contemplated by Section 6.2(c) (collectively, the "Representatives") complete access at all reasonable times to its officers, employees, agents, properties, books, records and contracts, and shall furnish the Parent, Purchaser, and the Representatives with such operating and other data and information as they may reasonably request. Subject to the requirements of law, the Parent and Purchaser shall, and shall use reasonable efforts to cause the Representatives to, hold in confidence and not use all such nonpublic information until such time as such information is otherwise publicly available other than through a breach of this
   Section 5.8, and, if this Agreement is terminated, the Parent and Purchaser will, and will use reasonable efforts to cause the Representatives to, deliver to the Company all documents, work papers and other material (including copies, extracts and summaries thereof) obtained by or on behalf of any of them directly or indirectly from the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. No investigation pursuant to this
   Section 5.8 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

             5.9 Directors' Indemnification. The Parent and the Surviving Corporation will enter into Indemnification Agreements, substantially in the form set forth in Exhibit A hereto (with such changes therein as the Company and the Purchaser may agree) with each present director of the Company as of the Effective Time. The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, provide like indemnification for each present and























   former director and officer of the Company or any of the Subsidiaries, including, without limitation, each member of the Investment Committee; provided, however, that such indemnification shall not be available to those officers of the Company specified in Section 6.2(m) for liability incurred as a result of such officer's knowledge that his Certificate under Section 6.2(m) was false in any material respect when executed.


                                   ARTICLE VI

                                   CONDITIONS

             6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

                  (a) Stockholder Approval. The Merger pursuant to the terms of this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

                  (b) Hart-Scott-Rodino Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated.

                  (c) No Injunction or Proceedings. No preliminary or permanent injunction or other order, decree or filing issued by a court of competent jurisdiction or by a governmental agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect which materially adversely affects the Merger, and no suit, action, or proceeding shall be pending by or with any court or other governmental agency which seeks to have declared illegal or would make illegal or otherwise prevent the consummation of the Merger or seeks damages with respect thereto.

                  (d) Consents. The Company, Parent, and the Purchaser shall have obtained such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to Material Contracts as are necessary for consummation of the Merger, excluding licenses, permits, consents, approvals, authorizations, qualifications or orders which the failure to obtain will not, in the aggregate, have a Material Adverse Effect.















                  (e) Fairness Opinion(s). If requested by the Company prior to the Mailing Date, the Company shall have received from PaineWebber Incorporated a written opinion addressed to the Company for inclusion in the Proxy Statement that the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company (the "Fairness Opinion"). Such Fairness Opinion, if any, and the fairness opinion delivered to the Company by PaineWebber Incorporated on November , 1995 shall not have been withdrawn.

             6.2 Additional Conditions to the Obligation of the Parent and Purchaser to Effect the Merger. The obligation of the Parent and Purchaser to effect the Merger is also subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived by the Parent and Purchaser:

                  (a) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and agreements required to be performed by it under this Agreement prior to the Effective Time.

                  (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement which are qualified as to materiality shall be true and correct, and any such representations and warranties not so qualified shall be true and correct in all material respects, at and as of the time of the Closing as if made at and as of such time, except as expressly contemplated by this Agreement.

                  (c) Financing. The Parent and Purchaser shall have obtained financing or other sources of funds necessary to pay the aggregate Merger Consideration and to replace certain of the existing indebtedness of the Company on terms acceptable to Parent in its sole discretion.

                  (d) Cancellation of Stock Options and SARs. The Company shall have cancelled and settled all Options and Stock Appreciation Rights as required by Sections 1.6 and 5.3(a) and (b).

                  (e) Redemption of Rights. The Company shall have taken all necessary actions to cause the Rights to be extinguished or redeemed effective at the Effective Time.

                  (f) Compliance with the Nevada Business Combination Statute. The Purchaser shall be satisfied in its sole discretion that the Board of Directors of the Company shall






























   have taken all actions required under the Corporation Law to render the restrictions on combinations with interested stockholders of Section
   78.438 of such Law inapplicable to the Merger.

                  (g) Employment Agreements. Employment agreements between the Company and each of Messrs. Steven P. Cloward, John B. Adams, and Thomas L. Staker, upon terms and conditions acceptable to Parent and Purchaser, shall be in full force and effect. Such terms and conditions shall include, in the case of Mr. Cloward, his agreement to the cancellation and settlement of his Stock Appreciation Rights in consideration for the execution of the employment agreement.

                  (h) Post-September 30 Transaction Expenses. The Company shall have furnished to Parent and Purchaser a true and complete list of the Company's Post-September 30 Transaction Expenses, together with letters or other correspondence from each Interested Party to whom such Expenses were paid or are payable, which letters or other correspondence shall confirm the amount thereof and that the Company has no other liability or obligation to such Interested Party except as the Parent and Purchaser shall have consented to in writing.

                  (i) Legal Opinion(s). Parent and Purchaser shall have received an opinion of Lionel Sawyer & Collins or Hopper and Kanouff, counsel to the Company, dated the Closing Date and addressed to Parent and Purchaser, substantially in the form of Exhibit B to this Agreement.

                  (j) Resignations and Releases. Parent and Purchaser shall have received letters of resignation, effective as of the Closing, executed and tendered by (i) each of the then incumbent directors of the Company and the Subsidiaries, (ii) any non-employee officers of the Company and the Subsidiaries, and (iii) Messrs. Siipola and Mehlfeldt, as required by Section 5.3(d) hereof. Each such resignation shall contain an acknowledgment that the director or officer has been paid all amounts owing to him by the Company or any Subsidiary in connection with his services as a director or officer and, in the cases of Messrs. Siipola and Mehlfeldt, as an employee of the Company or any Subsidiary (including without limitation, severance obligations), and shall release the Company and the Subsidiaries from any further liability of any nature whatsoever to the director, officer, and/or employee, except as otherwise provided in
   Section 5.9 of this Agreement.




















                  (k) Dissenter's Rights. The number of Shares as to which dissenters' rights shall have been properly asserted and not withdrawn or forfeited under applicable law shall not exceed 5% of the then outstanding Shares.

                  (l) Transfer Agent Certificate. Parent shall have received a certificate of the Company's transfer agent, dated the Closing Date, setting forth the number of issued and outstanding Shares.

                  (m) Officers' Certificates. The Company shall have furnished to Parent and Purchaser Certificates, signed on behalf of the Company by Messrs. Siipola, Mehlfeldt and Cloward, as members of its Office of Chief Executive Officer, and by Mr. Adams, its Chief Financial Officer, and by each of them individually, that each such person has made reasonable inquiry and based thereon certifies that, to the best of his knowledge and belief, the conditions set forth in Sections 6.2(a) and (b) have been satisfied as of the Closing Date and that he understands that Parent and Purchaser are relying thereon in consummating the Merger. Each such officer shall have no liability to Parent or Purchaser after the Closing except to the extent, if any, that he knew that a matter, as represented, was false in any material respect when his Certificate was delivered.

                  (n) Accountant's Update Letter. At the Closing, Parent and Purchaser shall have received a letter from Deloitte & Touche, dated the Closing Date and addressed to Parent and Purchaser, which sets forth the results of the procedures conducted by Deloitte & Touche on the financial statements of the Company in accordance with S.A.S. No. 72 and 76 with respect to the period from the last day of the then most recently completed fiscal quarter for which the Company has filed a Quarterly Report on Form 10-Q with the Commission, to a specified date not more than five business days prior to the Effective Time.

                  (o) BOTI Release. The Company and BOTI shall have executed a full and final settlement and release with respect to all matters between them. In connection therewith, the Company may agree to indemnify BOTI and their directors, officers, stockholders, and agents (collectively, the "Indemnified Parties") in connection with any legal proceedings relating to or arising out of the Prior Merger Agreement, its termination, or the proposed acquisition of the Company by Parent which are brought against the Company by any stockholder of the Company who is not an Indemnified Party and in which such Indemnified Party is joined as a party, provided that the Indemnified Party has not engaged in any wrongful act or omission in that connection, that the Company is given prompt notice of the involvement of such Indemnified Party, and the Company has


















   been given control of the representation of such Indemnified Party therein and the full cooperation of such Indemnified Party. Such indemnification may not extend to amounts or claims which would be Prior Transaction Costs or which arise under any contract or agreement to which the Company is not a party. The form of the indemnification shall have been approved by Parent prior to its execution by the Company, and BOTI shall have agreed that all prior indemnification obligations of the Company to BOTI and/or the Indemnified Parties will be superseded by the indemnification contemplated by this Section. The Company shall also obtain BOTI's agreement that Parent shall have no liability of any nature whatsoever to BOTI in any event, including without limitation, in the event that the Merger is not consummated.

                  (p) Other Documents. Parent and Purchaser shall have received such other certificates and documents (customary in similar transactions) relating to the satisfaction of the conditions to the obligations of Parent and Purchaser as either of them or their counsel shall have reasonably requested.

                  (q) Approval of Documents. All certificates, agreements, instruments, and other documents required by this Agreement to be delivered by the Company or any Subsidiary to Parent and Purchaser at the Closing shall have been approved by counsel for Parent and Purchaser, which approval shall not be unreasonably withheld.

             6.3 Additional Condition to the Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the condition that the Parent and Purchaser shall have made the deposit described in Section 1.8(a).


                                   ARTICLE VII

                                     CLOSING

             7.1 Time and Place. The Closing shall take place at the offices of Holme Roberts & Owen LLC, 1700 Lincoln, Denver, Colorado, at 2:00 p.m., local time, as soon as practicable after satisfaction or waiver of all of the conditions contained in Article VI or at such other place or at such other time as Parent and the Company may mutually agree (the date of the Closing being referred to herein as the "Closing Date").

             7.2 Deliveries at the Closing. At the Closing, Parent, Purchaser and the Company shall cause the Articles of Merger to be filed in accordance with the applicable provisions















   of the Merger Law and shall take any and all other lawful actions and do all other lawful things called for by this Agreement or necessary to cause the Merger to become effective and to consummate the transactions contemplated by this Agreement.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

             8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval of the Merger by the stockholders of the Company:

                  (a) By mutual written consent of the Boards of Directors of the Parent, the Purchaser, and the Company (which, in the case of the Company, shall include the approval of the Investment Committee); or

                  (b) By the Company or the Parent and Purchaser if (i) the Effective Time shall not have occurred on or before July 31, 1996, or (ii) any of the conditions set forth in Section 6.1 hereof shall not be met at the Effective Time; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

                  (c)  By the Company:

                       (i) If the Parent or Purchaser fails to perform in any material respect any of its obligations under this Agreement;

                       (ii) If the representations and warranties of the Parent and Purchaser set forth in this Agreement are not true and correct in any material respect at any time prior to the Effective Time;

                       (iii) If the Company's Board of Directors, in the exercise of its fiduciary duty under the circumstances described in Section 5.2, shall withdraw its recommendation to the stockholders of the Company to adopt and approve the Merger or change such recommendation in any manner adverse to Parent and Purchaser;

















                       (iv) If, at least three business days prior to the Mailing Date, the Parent and Purchaser shall have failed to deliver to the Company copies of executed commitment letters relating to the financing described in Section 6.2(c); or

                       (v) If the condition set forth in Section 6.3 hereof shall not be satisfied at the Effective Time.

                  (d)  By the Parent and Purchaser:

                       (i)  If the Company takes any action described in
             Section 5.6(a), regardless of whether Section 5.6(b) permits the taking of such action in the exercise of the fiduciary duties of the Company's Board of Directors;

                       (ii) If there occurs, or the Company enters into or publicly announces its intention to enter into an agreement with Another Person to cause to occur, a transaction of the type described in clauses (i), (ii) or (iii) of Section 5.4(b) hereof, or Another Person shall have commenced or publicly announced an intention to commence a tender or exchange offer for the Company's Shares;

                       (iii)  If any of the conditions set forth in Section
             6.2 hereof shall not be satisfied at the Effective Time; or

                       (iv) If the Company's Post-September 30 Transaction Expenses, less the total amount by which the aggregate Merger Consideration payable for all Shares was previously reduced pursuant to Section 1.7, exceed $1,900,000.

             8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Parent and Purchaser or their affiliates except (i) as set forth in Sections 5.4 and 5.8, and (ii) that a party shall be liable for willful defaults of its obligations hereunder. Notwithstanding the foregoing, if this Agreement is terminated by the Company pursuant to
   Section 8.1(c)(iv) or (c)(v), neither Parent nor Purchaser nor their affiliates shall be liable to the Company as a result thereof if Parent and Purchaser were unable to obtain financing or other sources of funds necessary to pay the

















   aggregate Merger Consideration and to replace certain of the existing indebtedness of the Company on terms acceptable to Parent in its sole discretion or, in the case of any termination pursuant to Section 8.1(c)
   (iv), commitments for the same.

             8.3 Amendment. This Agreement may not be amended except by action of the Boards of Directors of each of the parties hereto (which, in the case of the Company, shall include the approval of the Investment Committee) set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which would alter or change any of the terms or conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the stockholders of the Company.

             8.4 Waiver. At any time prior to the Effective Time, whether before or after approval of the Merger by stockholders of the Company, any party hereto, by action taken by its Board of Directors (which, in the case of the Company, shall include the approval of the Investment Committee), may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) subject to the provision contained in Section 8.3, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.


                                   ARTICLE IX

                               GENERAL PROVISIONS

             9.1 Public Statements. The parties agree to consult with each other and their respective counsel prior to issuing any press release or public announcement with respect to this Agreement, the Merger, or the transactions contemplated hereby. Each shall use all reasonable efforts to give to the other parties sufficient opportunity to review any such press release or other public announcement in advance of release.

             9.2 Notices. All notices and other communications hereunder shall be in writing, shall be delivered personally or sent by U.S. mail, telecopy, or overnight delivery service, to

















   the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when received by the party for whom intended:

             (a)  If to Parent or the Purchaser:

                  TBC Corporation
                  4770 Hickory Hill Drive
                  P.O. Box 18342
                  Memphis, Tennessee 38181-0342
                  Attn:  Louis S. DiPasqua
                  Fax #:  (901) 541-3639

                  with a copy to:

                  Thompson Hine & Flory P.L.L.
                  2000 Courthouse Plaza N.E.
                  P.O. Box 8801
                  Dayton, Ohio  45401-8801
                  Attn:  Stanley A. Freedman, Esq.
                  Fax #:  (513) 443-6635

             (b)  If to the Company:

                  Big O Tires, Inc.
                  11755 East Peakview Avenue
                  Englewood, Colorado  80111
                  Attn:  John E. Siipola
                  Fax #:  (303) 790-0225

                  with a copy to:

                  Holme Roberts & Owen
                  1700 Lincoln
                  Suite 4100
                  Denver, Colorado  80203
                  Attn:  W. Dean Salter, Esq.
                  Fax #:  (303) 866-0200

                  and

                  Hopper and Kanouff, P.C.
                  1610 Wynkoop Street, Suite 200
                  Denver, Colorado  80202
                  Attn:  Thomas S. Smith, Esq.
                  Fax #:  (303) 892-0457

   The sending party shall have the burden of proving receipt.

















             9.3 Interpretation. As used in this Agreement, (i) the masculine, feminine and neuter genders and the plural and singular numbers shall be deemed to include the others in all cases where they would so apply; and (ii) the phrase "to the best knowledge" of any party shall mean to the knowledge of such party after due and appropriate inquiry.

             9.4 Representations and Warranties. The respective representations and warranties of the Company and the Parent and Purchaser contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither the Company nor the Parent or the Purchaser nor any officer, director, or employee thereof shall be under any liability whatsoever with respect to any such representation or warranty, except the persons named in Section 6.2(m) to the extent, if any, that the Certificate of any such person described therein was known by such person to be false when it was made or delivered to Parent or Purchaser.

             9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

             9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

             9.8 Miscellaneous. This Agreement (including the Exhibits, the Disclosure Certificate and instruments referred to herein): (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including without limitation, the Letter of Intent; (ii) except for Section 5.9 hereof, is not intended to confer upon any person other than a party hereto any rights or remedies hereunder; (iii) shall not be assigned, except by the Purchaser or Parent to a directly or indirectly wholly owned subsidiary of the Purchaser or Parent which, in a written instrument shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement; and (iv) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Nevada, without giving effect to the principles of conflict of laws thereof.



















             IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their duly authorized respective officers.

                        PARENT:       TBC CORPORATION



                                      By:/s/ Louis S. DiPasqua
                                         Louis S. DiPasqua,
                                         President and Chief
                                         Executive Officer


                     PURCHASER:       TBCO ACQUISITION, INC.



                                      By:/s/ Louis S. DiPasqua
                                         Louis S. DiPasqua,
                                         President


                       COMPANY:       BIG O TIRES, INC.


                                      By:/s/ John E. Siipola
                                         John E. Siipola,
                                         Chairman and Member of the
                                         Office of Chief Executive
                                         Officer


                                      And:/s/ Horst K. Mehlfeldt
                                          Horst K. Mehlfeldt,
                                          Vice Chairman and Member
                                          of the Office of Chief
                                          Executive Officer


                                      And:/s/ Steven P. Cloward
                                          Steven P. Cloward,
                                          President and Member
                                          of the Office of Chief
                                          Executive Officer


   291.MJW
     5/20/96















                                                                     EXHIBIT A

                            INDEMNIFICATION AGREEMENT


        This Agreement is made as of the ____ day of _________, 1996 by and between Big O Tires, Inc., a Nevada corporation (the "Company"), TBC Corporation, a Delaware corporation (the "Parent"), and the undersigned (the "Indemnitee"), with reference to the following facts:

        WHEREAS, the Company, Parent, and TBCO Acquisition, Inc., a wholly owned subsidiary of the Parent ("Purchaser"), have entered into an Agreement and Plan of Merger pursuant to which Purchaser will merge with and into the Company, with the Company being the surviving corporation;

        WHEREAS, pursuant to the Agreement and Plan of Merger, the Company, as the surviving corporation, and the Parent have agreed to enter into indemnification agreements with each of the directors of the Company;

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Parent hereby agree as follows:

        1.  Definitions.  As used in this Agreement:

             (a) the term "Proceeding" shall include any threatened, pending or completed claim, action, suit, proceeding or appeal, whether brought by or in the right of the Company or otherwise, and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee was, is or may be involved as a party or otherwise by reason (i) the fact that Indemnitee is or was a director of the Company, (ii) any actual or alleged error or misstatement or misleading statement or omission made or suffered to exist by Indemnitee while acting as a director of the Company, (iii) any action taken by him or any omission or neglect or breach of duty on his part while acting as a director of the Company, or (iv) the fact that he was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise;

             (b) the term "other enterprise" shall include, without limitation, employee benefit plans and administrative committees thereof;

             (c) the term "fines" shall include, without limitation, any excise tax assessed with respect to any employee benefit plan; and

             (d) the term "Expenses" shall include, without limitation, all reasonable attorney's fees, retainers, court costs, costs of attachment or similar bonds, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding; and any of the expenses listed above in this paragraph (d) as may be incurred in establishing a right to indemnification under this Agreement.

        2. Indemnity in Third Party Proceedings. To the fullest extent permitted under applicable law, the Company shall indemnify Indemnitee, his executors, heirs or administrators in accordance with the provisions of this Paragraph 2, against all Expenses, judgments, fines, penalties and settlements, actually and reasonably incurred by Indemnitee in connection with the defense or settlement of a Proceeding (other than a Proceeding by or in the right of the Company to procure a judgment in its favor), unless it is determined pursuant to Paragraph 5 of this Agreement that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, in the case of a criminal proceeding, had reasonable cause to believe that his conduct was unlawful. The termination of any such Proceeding by judgment, order of court, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in the best interests of the Company, and with respect to any criminal proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

        3. Indemnity in Proceedings By or In the Right of the Company. To the fullest extent permitted under applicable law, the Company shall indemnify Indemnitee in accordance with the provisions of this Paragraph 3 against all Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of a Proceeding by or in the right of the Company, unless it is determined pursuant to Paragraph 5 of this Agreement that he did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification for Expenses shall be made under this Paragraph 3 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged by a court of competent jurisdiction to be liable to the Company, unless and only to the extent that any court in which such Proceeding is brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as such court shall deem proper.














        4. Notice of Claim. The Indemnitee, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Company notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Company shall be given at its principal office and shall be directed to the Corporate Secretary (or such other address as the Company shall designate in writing to the Indemnitee). Notice shall be deemed received if sent by registered mail, return receipt requested, properly addressed, the date of such notice being the date postmarked. In addition, the Indemnitee shall give the Company such information and cooperation as it may reasonably request and as shall be within the Indemnitee's power.
   Upon receipt of the aforesaid notice, the Company shall have the right, at its own expense, to retain counsel reasonably satisfactory to the Indemnitee to defend any such claim and the right to settle the same in cooperation with any other person who may have such right. The Company shall determine whether it will defend such claim and shall notify the Indemnitee of its decision in writing within 10 days of receipt of the Indemnitee's notice of such claim. If the Company elects to defend such claim, the Indemnitee shall be permitted to participate in such defense only at his own expense; provided, however, that if the Company is also a party or is threatened to be made a party to the Proceeding and the Indemnitee reasonably concludes that there are defenses available to him which are different than those available to the Company, the Indemnitee may retain his own counsel at the expense of the Company if the Indemnitee is otherwise entitled to indemnification hereunder. In the event that the Company shall elect not to defend such claim or shall not notify the Indemnitee in writing of its decision within such 10-day period, then the Indemnitee may retain counsel and conduct the defense of such Proceeding as he may in his discretion deem proper, at the expense of the Company if the Indemnitee is otherwise entitled to indemnification hereunder.

        5. Right of Indemnitee Upon Application; Procedure Upon Application. Any indemnification or advance under Paragraphs 2, 3 or 10 hereof shall be made no later than 30 days after receipt of the written request of Indemnitee, unless a determination is made within said 30 day period by
   (a) the Board of Directors of the Company by a majority vote of a quorum thereof consisting of directors who are not parties to such Proceedings,
   (b) independent legal counsel in a written opinion (which counsel shall be appointed if such a quorum is not obtainable), or (c) the court before which the relevant Proceeding was brought, that the Indemnitee has not met the relevant standards for indemnification set forth in Paragraphs 2 and 3.














        6. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents as are necessary to enable the Company effectively to bring suit to enforce such rights.

        7. Indemnification Hereunder Not Exclusive. The indemnification and advancement of expenses provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under applicable law, insurance policies, any agreement, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, Indemnitee shall reimburse the Company for amounts paid to him pursuant to such other rights to the extent such payments duplicate any payments received pursuant to this Agreement. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee's right to indemnification under any provision of the Articles of Incorporation or Bylaws of the Company.

        8. Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against any and all Expenses incurred in connection therewith.

        9. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

        10. Advances of Expenses. Expenses incurred by the Indemnitee in connection with any Proceeding, except the amount of any settlement, shall be paid by the Company in advance upon request of the Indemnitee that the Company pay such Expenses. Indemnitee hereby undertakes to repay to the Company the amount of any Expenses theretofore paid, reimbursed or advanced by the Company, plus interest on such amount equal to the rate announced from time to time by Colorado National Bank as its "prime" rate, to the extent that it is ultimately determined that such Expenses were not reasonable in nature or amount or that Indemnitee was not otherwise entitled to indemnification.

        11. Settlement of Claims. The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the

















   Company's written consent. The Company shall not settle any Proceeding in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee's written consent. Neither the Company nor the Indemnitee will unreasonably withhold their consent to any proposed settlement. The Company shall pay promptly the amount of any settlement consented to by the Company and the Indemnitee.

        12. Guarantee of the Parent. By its execution of this Agreement, the Parent guarantees the full and prompt payment when due of any amounts owed under this Agreement at any time by the Company to the Indemnitee and the performance by the Company of all of its other obligations to Indemnitee under this Agreement.

        13. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.

        14. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada, as applicable to agreements executed and wholly performed therein.

        15. Saving Clause. Wherever there is a conflict between any provision of this Agreement and any applicable present or future statute, law or regulation, or any judgment, decree or order of any court or other governmental or regulatory body to which the Company or Parent is subject and contrary to which the Company, the Parent and the Indemnitee have no legal right to contract, the latter shall prevail. In such event, however, the affected provisions of this Agreement shall be curtailed and restricted only to the extent necessary to bring them within applicable legal requirements and the Company shall indemnify Indemnitee to the fullest extent permitted by the remaining valid and enforceable provisions of this Agreement or by applicable law.

        16. Coverage and Successors. The provisions of this Agreement shall apply with respect to Indemnitee's service as a director of the Company prior to the date of this Agreement and with respect to all periods of such service after the date of this Agreement, even though Indemnitee may have ceased to be a director of the Company when he exercises his rights hereunder. All of Indemnitee's rights to indemnification under this Agreement shall apply with equal force to and be enforceable by Indemnitee's executors, heirs and administrators. This Agreement shall be binding upon the Company, the Parent, and their respective successors and assigns, including any transferee of all or substantially all of their assets and any successor by merger or operation of law. In the event that the Company shall cease operations or the legal existence of the Company shall be terminated and, in either such event, there shall be no successor or assign of the Company, the Parent shall assume and discharge the Company's obligations to the Indemnitee hereunder.

















        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

                            BIG O TIRES, INC.



                            By:___________________________

                            Title: _______________________



                            TBC CORPORATION



                            By:___________________________

                            Title:________________________








                            ______________________________
                            Director


   280.MJW
     5/20/96



























                                                                     EXHIBIT B

                           OPINION OF COMPANY COUNSEL


        1. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Except as otherwise set forth in Section 3.1 of the Disclosure Certificate, each of the Company and the Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which its ownership or leasing of property or the nature of the business conducted by it, as the same is known to such counsel, makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect.

        2.   The authorized capital stock of the Company is as set forth in
   Section 3.2(a) of the Agreement. To such counsel's knowledge, none of the outstanding capital stock of the Company or the Subsidiaries was issued in violation of any preemptive rights of any stockholder, and, to such counsel's knowledge, all such outstanding capital stock is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.2 of the Disclosure Certificate, to such counsel's knowledge, there are no outstanding Options, Stock Appreciation Rights, or other Rights of Purchase with respect to any capital stock of the Company or any Subsidiary.

        3. The Company has the requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate action on the part of the Company. The Board of Directors of the Company has taken all action necessary to cause the provisions of Sections 78.411 to 78.444 of the Corporation Law to be inapplicable to the Parent's acquisition of the Shares pursuant to the Merger or any of the transactions contemplated by the Agreement. The Company has taken all necessary actions to cause the Rights to be extinguished or redeemed effective at the Effective Time.

        4. The Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        5. The Agreement complies with the requirements of the Corporation Law and the Merger Law with respect to the Merger and, upon filing the Articles of Merger with the Secretary of State of the State of Nevada, the Merger will become effective in accordance with the Corporation Law and the Merger Law.

        6.   Except as set forth in Section 3.4 of the Disclosure
   Certificate, neither the execution and delivery of the Agreement by the Company nor the consummation by the Company of the transactions contemplated thereby will:

             (a) conflict with or result in any breach of any provision of the Company's Articles of Incorporation or Bylaws;

             (b) to such counsel's knowledge, violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination or acceleration of, or result in the creation of any lien upon any of the properties or assets of the Company or any Subsidiary under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for any of the same which, in the aggregate, would not have a Material Adverse Effect;

             (c) to such counsel's knowledge, violate any judgment, ruling, order, writ, injunction, decree, statute, law, rule or regulation applicable to the Company, any Subsidiary, or any of their respective properties or assets, except for any of the same which, in the aggregate, would not have a Material Adverse Effect; or

             (d) give rise to dissenters' rights on behalf of stockholders of the Company.

        7. All requisite corporate action has been taken by the directors and stockholders of the Company under the laws of the State of Nevada to enable the Company to legally consummate the Merger.



















        8. All consents, approvals, and authorizations of any governmental authority required under the laws of the State of Nevada in order for the Company to consummate the Merger and the transactions contemplated by the Agreement have been obtained. To such counsel's knowledge, all other consents, approvals, and authorizations by any governmental authority required in order for the Company to consummate the Merger and the transactions contemplated by the Agreement have also been obtained.

        9. Except as disclosed in Section 3.9 of the Disclosure Certificate, to such counsel's knowledge, there are no actions, suits or proceedings pending or threatened against the Company or any Subsidiary, nor is the Company or any of the Subsidiaries subject to any order, judgment or decree, except for individual matters in which the only relief sought is damages which, in the aggregate, would not have a Material Adverse Effect.

        10. The Proxy Statement, as of the Mailing Date or other delivery to the stockholders of the Company, appeared on its face to comply as to form in all material respects with the requirements of the Exchange Act. Such counsel has participated in the preparation of the Proxy Statement and nothing has come to the attention of such counsel to cause them to believe that the Proxy Statement, on the Mailing Date, or other delivery or at the Effective Time, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that such counsel is not requested to and has not and will not make any comment in this paragraph with respect to the financial statements, supporting schedules, and other financial and statistical information contained in the Proxy Statement or the information covering Parent or Purchaser contained in the Proxy Statement).



   289.MJW
     5/20/96














